Exhibit 10.32

EQUITY CAPITAL CONTRIBUTION AGREEMENT

by and between

CLEAN TECHNOLOGIES 2015, LLC

and

2015 ESA INVESTCO, LLC

June 25, 2015

ARTICLE ONE DEFINITIONS AND PRINCIPLES OF INTERPRETATION		6
1.1	Definitions	6
1.2	Rules of Interpretation	15
ARTICLE TWO EQUITY CAPITAL CONTRIBUTIONS		15
2.1	Execution Date	15
2.2	Contributions	16
2.3	Execution of LLC Agreement	17
ARTICLE THREE REPRESENTATIONS AND WARRANTIES REGARDING THE FACILITY ENTITIES AND EACH FACILITY		18
3.1	Organization and Good Standing	18
3.2	Authorization, Execution and Enforceability	18
3.3	No Violation	19
3.4	Subsidiaries; Non-Related Liabilities	19
3.5	Members of the Company; Additional Membership Interests	20
3.6	Warranty of Title; Personal Property	20
3.7	Facilities; Governmental Approvals	20
3.8	Intellectual Property	21
3.9	Employees	21
3.10	Brokers	21
3.11	Consents and Approvals	21
3.12	Compliance with Applicable Law	21
3.13	Litigation	21
3.14	Contracts	21
3.15	Default	22
3.16	Environmental Matters	22
3.17	Casualty Defect	22
3.18	Real Property	23
3.19	PUHCA and FPA Status	23
3.20	Affiliate Transactions	23
3.21	Information	23
3.22	Insurance	23
3.23	State Regulation	23
3.24	Taxes	24
3.25	Tax Representations	24
3.26	Bankruptcy	25
3.27	Executive Order 13224 and the Patriot Act	25
3.28	Facility Costs	26
3.29	Facility Funding Conditions	26
3.30	Financial Statements	26
ARTICLE FOUR REPRESENTATIONS AND WARRANTIES REGARDING THE BLOOM MEMBER		26
4.1	Organization and Good Standing	26
4.2	Authorization, Execution and Enforceability	26
4.3	No Violation	27
4.4	Brokers	27
4.5	Consents and Approvals	27

4.6	Litigation	27
4.7	United States Person	27
4.8	Disqualified Person	27
4.9	Ownership	27
4.10	No Options	27
4.11	Compliance with Law	28
4.12	Fees	28
ARTICLE FIVE REPRESENTATIONS AND WARRANTIES OF THE INVESTOR		28
5.1	Organization and Good Standing	28
5.2	Authorization, Execution and Enforceability	28
5.3	No Violation	29
5.4	Consents and Approvals	29
5.5	Litigation	29
5.6	Investment Intent; Unregistered Securities	29
5.7	Accredited Investor	29
5.8	Brokers	30
5.9	United States Person	30
5.10	[Intentionally Left Blank.]	30
5.11	Disqualified Person	30
5.12	Related Party	30
5.13	Compliance with ERISA	30
5.14	No Other Representations	31
ARTICLE SIX CONDITIONS PRECEDENT		31
6.1	Execution Date Conditions Precedent	31
6.2	Funding Date Conditions Precedent	33
ARTICLE SEVEN GENERAL PROVISIONS		36
7.1	Notices	36
7.2	Survival of Warranties	37
7.3	Indemnity	37
7.4	Limitation on Liability	38
7.5	Exclusivity	39
7.6	No Third Party Beneficiaries	39
7.7	Amendment and Waiver	39
7.8	Binding Nature; Assignment	39
7.9	Governing Law	40
7.10	Jurisdiction; Service of Process	40
7.11	Counterparts	40
7.12	Headings	40
7.13	Severability	40
7.14	Entire Agreement	40
7.15	[Reserved]	40
7.16	WAIVER OF JURY TRIAL	40
7.17	Confidentiality	41
7.18	Further Assurances	42

LIST OF SCHEDULES AND ANNEXES TO

EQUITY CAPITAL CONTRIBUTION AGREEMENT

SCHEDULES

Schedule 3.4	Outside Assets and Liabilities

Schedule 3.20	Affiliate Transactions

Schedule 3.22	Insurance Requirements

EXHIBITS

Exhibit A	Contribution Amounts

Exhibit B	Base Case Model

Exhibit C	“Knowledge” Persons

Exhibit D	Form of Company LLC Agreement

Exhibit E	Form of Independent Engineer Use of Work Product Agreement

Exhibit F	RESERVED

Exhibit G	RESERVED

Exhibit H	Form of Officer’s Certificate – Section 6.2(j)

Exhibit I	Form of Officer’s Certificate – Section 6.2(n)

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EQUITY CAPITAL CONTRIBUTION AGREEMENT

This EQUITY CAPITAL CONTRIBUTION AGREEMENT (the “Agreement”) dated as of June 25, 2015 (the “Execution Date”) entered into by and between Clean Technologies 2015, LLC, a Delaware limited liability company (the “Bloom Member”), on the one hand, and 2015 ESA Investco, LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Investor”), on the other hand.

PRELIMINARY STATEMENTS:

1. 2015 ESA Project Company, LLC, a Delaware limited liability company (the “Facility Company”), has entered into an Amended and Restated Purchase Use and Maintenance Agreement with Bloom Energy Corporation, a Delaware corporation (“Seller”), dated as of the date hereof (the “PUMA”), pursuant to which the Facility Company will purchase, subject to the terms and conditions set forth therein, on-site fuel cell power generating systems (each a “System”) with an aggregate System Capacity (as defined in the PUMA) of up to 40 MW, to be installed, together with the relevant “BOF” (as defined in the PUMA), on each relevant “Site” (as defined in the PUMA) located in California, Connecticut, New Jersey and New York (each System together with the relevant BOF at a Site, a “Facility”).

2. 2015 ESA HoldCo, LLC, a Delaware limited liability company (the “Company”), wholly-owns the Facility Company.

3. The Investor desires to make certain capital contributions to the Company in exchange for the issuance to the Investor of an equity interest in the Company on the Initial Funding Date and the Bloom Member’s agreements herein to make certain capital contributions to the Company, and the Bloom Member (as the managing member of the Company) and the Facility Company desire that the Investor makes such capital contributions in exchange for an equity interest in the Company, in the manner and subject to the terms and conditions set forth in this Agreement.

4. The Facility Company has obtained financing for the development, construction, installation, testing and start-up of the Facilities pursuant to that Credit Agreement (the “Credit Agreement”), dated as of June 25, 2015, among the Facility Company, Crédit Agricole Corporate and Investment Bank, as administrative agent (the “Administrative Agent”), Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”) and depositary bank (the “Depositary Bank”), Crédit Agricole Corporate and Investment Bank, KeyBank National Association, Manufacturers and Traders Trust Company, Mizuho Bank, Ltd., and Silicon Valley Bank, each as a lender (together with the execution, delivery of the Financing Documents referred to in such Credit Agreement, the “Financing Transaction”).

4. In connection with the Financing Transaction, the Investor, the Facility Company, Wilmington Trust, National Association, as Collateral Agent, and Credit Agricole Corporate and Investment Bank, as Administrative Agent, have entered into the certain Equity Contribution Agreement, dated as of the date hereof (the “ECA”) pursuant to which the Investor commits to make “Equity Contributions” as defined therein (for purposes of this Agreement, “ECA Equity Contributions”) to the Facility Company.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein and intending to be legally bound hereby, the Parties (as defined herein) agree as follows:

ARTICLE ONE

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions. The following capitalized terms shall have the respective meanings set forth below:

“Administrator” means Bloom Energy Corporation, or any other Person who may serve as administrator from time to time under the Facility Company ASA or the Company ASA, as applicable.

“Affiliate” means, with respect to any specified Person, any Person directly or indirectly controlling, controlled by or under common control with such Party. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Without limiting the foregoing, any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than 50% of the voting securities of the specified Person, if the specified Person owns more than 50% of the voting securities of such Person, or if more than 50% of the voting securities of the specified Person and such Person are under common control.

“Agreement” has the meaning set forth in the Preamble hereto.

“Allocable Percentage” with respect to each Party has the meaning given in Section 2.2(c)(i).

“Applicable Law” means any treaty, constitution, law, statute, ordinance, rule, order, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority.

“Assets” means, with respect to any Person, all right, title and interest of such Person in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, equipment, systems, books and records, proprietary rights, intellectual property, Governmental Approvals, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within sixty (60) days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within sixty (60) days.

“Bankruptcy Code” means any and all sections and chapters of Title 11 of the United States Code, as in effect from time to time.

“Base Case Model” means the financial model attached hereto as Exhibit B, as may be revised from time to time pursuant to this Agreement.

“Bloom Entities” means the Bloom Member, the Company, the Facility Company, the Seller and the Administrator.

“Bloom Guarantee” means that certain limited guaranty issued by Seller in favor of the Investor, dated as of the date hereof.

“Bloom Member” has the meaning set forth in the Preamble hereto. “Bloom Member Contribution” means the amount set forth in Exhibit A.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in San Francisco or New York City.

“Casualty Defect” means any destruction by fire, explosion or other casualty or any taking, or pending taking, in condemnation or under the right of eminent domain, of a Facility or any portion thereof, that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to such Facility.

“Class A Member” has the meaning specified in the Company LLC Agreement. “Class A Units” has the meaning specified in the Company LLC Agreement. “Class B Units” has the meaning specified in the Company LLC Agreement. “Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Operations” has the meaning specified in the PUMA. “Company” has the meaning specified in the Preliminary Statements hereto.

“Company ASA” means the Administrative Services Agreement, dated as of June 25, 2015, by and among the Administrator and the Company.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, entered into on or before the initial Funding Date, substantially in the form attached hereto as Exhibit D.

“Continued Funding Conditions” means, with respect to a Facility, (1) an Initial Investor Contribution has occurred, and the Funding Date Conditions Precedent were met at the time of the Funding Date on which such Initial Investor Contribution was made, (2) the applicable

Milestone Requirements under the PUMA relating to such Funding Date have been met, and (3) with respect to any Facility that has not yet achieved Commencement of Operations, Bloom Member reasonably believes that the Commencement of Operations will occur within thirty (30) days after the Shipment Date with respect to such Facility.

“Credit Agreement” has the meaning set forth in the Preliminary Statements hereto.

“Deposit Invoice” means an invoice for one or more Facilities delivered pursuant to Section 2.2(a)(i) of the PUMA.

“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Code Section 168(h)(2)(E) and any tax-exempt controlled entity within the meaning of Code Section 168(h)(6)(F)(iii) if such entity has not made the election provided in Code Section 168(h)(6)(F)(ii)), (c) any Person who is not a United States Person, (d) any Person ineligible for the ITC in whole or in part pursuant to Code Section 50 and the Treasury regulations thereunder, (e) any Indian tribal government described in Section 7701(a)(40) of the Code, or (f) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(f); provided, however, that any such Person described in clauses (a) – (f) shall not be considered a Disqualified Person to the extent that (i) the exception under Code Section 168(h)(1)(D) applies with respect to the income from the Facility Company for that Person, (ii) the Person is described within clause (c) of this definition, and the exception under Code Section 168(h)(2)(B)(i) applies with respect to the income from the Facility Company for that Person, or (iii) the Person’s ownership of an Asset for federal income tax purposes, would not result in either the loss, disallowance, reduction or recapture of the ITC or application of Code sections 168(g) or 168(h).

“ECA” has the meaning set forth in the Preliminary Statements hereto.

“ECA Equity Contributions” has the meaning set forth in the Preliminary Statements hereto.

“Electronic Data Room” means the electronic dataroom known as “Project Bloom PPA” established by the Bloom Member and made available to the Investor.

“Encumbrance” means any lien (statutory or otherwise), mortgage, deed of trust, claim, option, lease, easement, charge, pledge, security interest, hypothecation, assignment, use restriction or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement).

“Environmental Claim” means any demand, order, suit, action or proceeding before any Governmental Authority or arbitral body, or any claim, in each such case, brought or made by a third party, relating in any way to any Environmental Law or Environmental Permit.

“Environmental Laws” means all Applicable Laws pertaining to Hazardous Substances, the environment, human health, safety and natural resources to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Environmental Permits” means all licenses, approvals, consents, permits and other authorizations or registrations required under all Environmental Laws.

“Equity Capital Contributions” means the capital contributions provided to be made pursuant to Article Two.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means, with respect to any Party or the Company, any Person (whether or not incorporated) which is under common control with such Party or the Company within the meaning of section 4001(a) of ERISA or that is treated as a single employer together with such Party or the Company under section 414 of the Code.

“Execution Date” has the meaning provided in the Preamble hereto.

“Execution Date Conditions Precedent” has the meaning set forth in Section 6.1.

“Executive Order 13224” has the meaning set forth in Section 3.27.

“Exelon” means Exelon Generation Company, LLC, a Pennsylvania limited liability company.

“Facility” has the meaning specified in the Preliminary Statements hereto.

“Facility Company” has the meaning specified in the Preliminary Statements hereto.

“Facility Company ASA” means the Administrative Services Agreement, dated as of June 25, 2015, by and among the Administrator and the Facility Company.

“Facility Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Facility Company, dated as of the date hereof.

“Facility Costs” means, with respect to a Facility, without duplication, the costs (other than Transaction Expenses) incurred by the Facility Company or the Company in connection with the acquisition, ownership, financing, leasing, occupation, construction, design, equipping, installation, testing, start-up, initial operation, and commissioning of such Facility, to the extent set forth in the Base Case Model, including: (a) all amounts payable to third parties under the Principal Facility Documents, (b) all payments required to be made to the interconnection utility and Governmental Authorities, (c) all out-of-pocket fees and expenses of the Facility Company’s consultants, appraisers and engineers, (d) the interest, fees and expenses owing to the Facility Lenders under the Financing Documents and (e) all out-of-pocket fees and expenses of the Facility Company’s counsel.

“Facility Entities” means the Company and the Facility Company.

“Facility Lenders” means the lender parties to the Credit Agreement and any trustee or agent acting on behalf of such lender parties.

“Facility Funding Conditions” means, with respect to a Facility, that (1) the Facility has not been Placed in Service, at least in part because (a) the Facility has not been synchronized onto the electric distribution and transmission system of the applicable Transmitting Utility, (b) the critical tests necessary for the proper operation of the Facility have not been completed, (c) the Facility has not commenced regular, continuous, daily operation, and (d) the Facility has generated no revenue, and (2) the Deposit Milestone Requirements under the PUMA have been met.

“FERC” means the Federal Energy Regulatory Commission.

“Financing Documents” means the Credit Agreement, depositary agreement, security agreement, pledge agreement, interparty agreement, and any promissory note or interest rate hedge agreement, and any other material agreement entered into in connection therewith, including without limitation any “Financing Document” as defined in the Credit Agreement.

“Flow of Funds” means, with respect to each Funding Date, the funding memorandum prepared by the Bloom Member with respect to such date, setting forth in detail, all sources and uses of funds to be received and paid on such date (including payment of the Transaction Expenses due on or about such date), including the exact amounts to be paid on such date and the Persons (and the account information related thereto) to whom such amounts are to be paid, which memorandum, in form and substance, shall be reasonably acceptable to the Investor.

[***]

“FPA” means the Federal Power Act, as amended, 16 U.S.C. §§ 791a et seq.

“Funding Date” means, with respect to a Tranche, the date that is the first Business Day on which the satisfaction or waiver of all of the Funding Date Conditions Precedent for such Tranche occurs.

“Funding Date Conditions Precedent” has the meaning given in Section 6.2.

“Funding Date Deadline” means January 31, 2017.

“Funding Date Deadline Capital Adjustment” has the meaning given in Section 2.2(c)(i).

“[***] ESA” has the meaning given in the Facility Company LLC Agreement.

“Governmental Approval” means all permits, licenses, approvals and authorizations of any Governmental Authority.

[***] Confidential Treatment Requested

“Governmental Authority” means any national, provincial, regional, municipal or local authority, body, agency, ministry, court, judicial or administrative body, Taxing Authority, regulatory authority or other governmental organization having jurisdiction or effective control over any of the Parties or any Facility.

“Government Official” has the meaning set forth in Section 4.11.

“Hazardous Substances” means any hazardous or toxic material, substance or waste, pollutant, contaminant or solid waste as defined under applicable Environmental Laws, including petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Independent Engineer” means Leidos Engineering, LLC.

“Independent Engineer Report” means the report of the Independent Engineer delivered to the Investor on the Execution Date.

“Initial Investor Contribution” has the meaning set forth in Section 2.2(b)(i).

“Initial Investor Contribution Amount” means, with respect to any Tranche, an amount equal to [***] of the anticipated Purchase Price (as defined in the PUMA) with respect to the Facilities in such Tranche.

“Insurance Consultant” means Moore-McNeil, LLC.

“Insurance Report” means a letter from the Insurance Consultant addressed to Investor and delivered to the Investor on the Execution Date which confirms that the insurance coverages for both the construction and operation periods of the Facility comply with the insurance requirements described in Schedule 3.22.

“Interconnection Agreement” has the meaning set forth in the PUMA.

[***]

“Investment Documents” means this Agreement, the Bloom Guarantee, the PUMA, the Company LLC Agreement, the Facility Company LLC Agreement, the Company ASA, the Facility Company ASA, [***].

“Investor” has the meaning set forth in the Preamble hereto. “Investor Contribution” means the amount set forth on Exhibit A.

“Investor Interest” means the Investor’s Membership Interest in the Company having the rights, preferences and designations provided for such interest in the Company LLC Agreement.

[***] Confidential Treatment Requested

“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).

“Knowledge” means (a) as it applies to the Bloom Member, the actual knowledge, after reasonable inquiry, of those individuals listed on Exhibit C, or (b) as to any other Person (other than a natural person), the actual knowledge, after reasonable inquiry, of the officers of such Person having responsibility for and direct involvement in the transactions contemplated by this Agreement and (c) in respect of any Person who is a natural Person, the actual knowledge, after reasonable inquiry, of such Person.

“LLC Agreements” means, collectively, the Company LLC Agreement and the Facility Company LLC Agreement.

“Material Adverse Effect” means, for any Person or Facility, as applicable, any material adverse effect on the business, earnings, Assets, results of operations or financial condition of such Person or Facility, as applicable, taken as a whole or, with respect to such Person, on its ability to perform its obligations under this Agreement, any other Investment Document, any Financing Document or any Principal Facility Document.

“Membership Interest” means, for a limited liability company, the membership interest of a member in such company including, without limitation, its right to a share of the profits, losses, deductions and credits of the company and its right to a distributive share of the Assets of the company in accordance with the provisions of such company’s operating agreement.

“Mitigation Agreement” means that certain Mitigation Agreement by and between Exelon and Seller, dated as of the date hereof.

“Multiemployer Plan” means, with respect to a Party, a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA), which is, or within the immediately preceding six years was, contributed to by such Party or any of its ERISA Affiliates.

“MW” means megawatt.

“Party” means one of the parties to this Agreement, its successors and permitted assigns.

“Patriot Act” has the meaning set forth in Section 3.27.

“Permitted Encumbrances” means (a) liens, security interests, mortgages, hypothecations, encumbrances or other restrictions on title or property interest that are released or otherwise terminated at or prior to the date of delivery of the encumbered assets to the Site; (b) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and permits held by the Facility Company and under all applicable laws, rules, regulations and orders of any Governmental Authority); (c) obligations or duties under easements, leases or other property rights; (d) liens in favor of the Facility Lenders; (e) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or encumbrances securing the payment of expenses not yet due and payable that were incurred in the ordinary course of business of the Facility Company or for amounts being contested in good faith and by appropriate proceedings; (g) encumbrances created pursuant to the Investment Documents; (h) all other Encumbrances that are incurred in the ordinary course of business of the Facility Company, are not incurred for borrowed money, and do not have a Material Adverse Effect on either the use of any material Assets of the Facility Company or the value of any such Assets; (i) easements, rights-of-way, restrictions, reservations and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Facility Company; (j) Encumbrances (including purchase options) created pursuant to the Power Purchase Agreements; (k) trade contracts or other obligations of a like nature incurred in the ordinary course of business of the Facility Company; (l) liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP or bonds or other security have been provided or which are fully covered by insurance; (m) liens of record and zoning and other land use restrictions that do not impair the value or intended use of a Facility; (n) restrictions on transfer of membership interests provided for in any Investment Document or under any applicable federal, state or foreign securities law and (o) any other liens agreed to in writing by the parties.

“Person” means any individual, partnership, joint venture, company, corporation, limited liability company, limited duration company, limited life company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Placed in Service” has the meaning set forth in the PUMA.

“Plan” means, with respect to any Party, an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA (other than a Multiemployer Plan) that is or, within the immediately preceding six years, has been established or maintained, or to which contributions are or, within the immediately preceding six years, have been made or required to be made, by such Party or any of its ERISA Affiliates or with respect to which such Party or any of its ERISA Affiliates may have any liability.

“Power Purchase Agreement” means each Power Purchase Agreement, Energy System Use Agreement or similar agreement pursuant to which the Facility Company sells the output of the Systems.

“PPA Customers” means each party to a Power Purchase Agreement that is not the Facility Company.

“Principal Facility Documents” means the Power Purchase Agreements, the Site Leases, the PUMA, the Company ASA, the Facility Company ASA and the Facility Company LLC Agreement. Reference to any Principal Facility Document shall include all appendices, annexes, exhibits, riders and schedules thereto.

“Prohibited Payment” has the meaning set forth in Section 4.11.

“PUHCA” means the Public Utility Holding Company Act of 2005. “PUMA” has the meaning set forth in the Preliminary Statements.

“PUMA Invoice” means an invoice for one or more Facilities delivered pursuant to Section 2.2(a) of the PUMA.

“Seller” has the meaning set forth in the Preamble hereto.

“Site” has the meaning set forth in the Preliminary Statements hereto.

“Site Leases” means each agreement between Facility Company and a PPA Customer regarding the lease, license, or similar contractual arrangement providing Facility Company with the right of access to, and use of, a Site for the purposes of performing Facility Company’s obligations pursuant to the applicable Power Purchase Agreement. If Facility Company’s right of access to, and use of, a Site is contained within a Power Purchase Agreement, then the term “Site Lease”, with respect to such Site, shall mean the provisions for access to, and use of, that Site contained in such Power Purchase Agreement.

“System” has the meaning set forth in the Preliminary Statements hereto. “Tax Information” has the meaning set forth in Section 7.17(b).

“Tax Return” means any return, report, information return, attachment, declaration, election, claim for refund or other document (including any schedule or related or supporting information) filed or supplied or required to be filed or supplied to any Taxing Authority with respect to Taxes including amendments thereto.

“Taxes” or “Tax” means all taxes, charges, fees, levies, duties, tariffs, imposts, penalties or other assessments imposed by any Governmental Authority or other Taxing Authority, including, but not limited to, income, excise, ad valorem, real or personal property, sales, use transfer, capital stock, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, wage, employment, workers’ compensation or other taxes, including any interest, penalties or additions attributable thereto, that are owed or were paid by the Facility Company or with respect to the Facility Company’s Assets or operations.

“Taxing Authority” means the agency or department of the Governmental Authority responsible for the administration and collection of Taxes.

“Title IV Plan” means, with respect to any Party, a Plan subject to Title IV of ERISA to which the Party or any of its ERISA Affiliates is, or within the immediately preceding six years was, an “employer” as defined in section 3(35) of ERISA.

“Tranche” means one or more Facilities, collectively, for which a Bloom Member Contribution and/or an Investor Contribution is requested.

“Transaction” has the meaning provided in Section 7.17(a).

“Transaction Expenses” means, to the extent set forth in the Flow of Funds, the following: (i) the documented, reasonable fees (including legal fees), expenses and disbursements of the Facility Lenders, the Company, the Facility Company and the Bloom Member; and (ii) amounts to be funded into any accounts of the Facility Company, including amounts required to be funded into any reserve accounts in accordance with the Financing Documents, in each case as set forth in the Base Case Model. For the avoidance of doubt, Transaction Expenses shall not include any Facility Costs.

“Transmitting Utility” means, with respect to a Facility, the local electric utility company in whose territory the Facility is located.

“Treasury” means the United States Department of the Treasury.

“Underfunded Plan” has the meaning set forth in Section 5.13(b).

“United States Person” means a “United States person” as defined in Code Section 7701(a)(30).

1.2 Rules of Interpretation.

In this Agreement:

(a) The singular shall include the plural and the masculine shall include the feminine and neuter as the context requires.

(b) Unless otherwise expressly specified, references to “Articles,” “Exhibits,” “Schedules,” or “Sections” shall be to articles, exhibits, schedules or sections of this Agreement.

(c) Unless otherwise expressly specified, any agreement, contract or document defined or referred to herein (including in any exhibit or schedule hereto) shall mean such agreement, contract or document as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with such agreement, contract, or document, or this Agreement or (once executed and delivered by the signatories thereto) the LLC Agreements, as applicable.

(d) References to “days” shall mean calendar days, unless otherwise indicated.

(e) The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall mean “including, but not limited to.”

ARTICLE TWO

EQUITY CAPITAL CONTRIBUTIONS

2.1 Execution Date. The execution and delivery of this Agreement on the Execution Date by the Investor and the Bloom Member signifies the satisfaction of, or waiver by, the Investor and the Bloom Member, as applicable, of the Execution Date Conditions Precedent. For the avoidance of doubt, neither the Investor nor the Bloom Member shall be required to make any capital contributions pursuant to Section 2.2 on the Execution Date, unless a Funding Date occurs on the Execution Date.

2.2 Contributions.

(a) On the Execution Date, the Bloom Member shall make a contribution to the Company in an amount equal to [***], which amount shall be used to pay Transaction Expenses and Facility Costs due on or about the Execution Date.

(b) On each Funding Date occurring on or prior to the Funding Date Deadline (provided that there shall be no more than one Funding Date in each calendar month, unless otherwise agreed in writing by the Bloom Member and the Investor):

(i) the Investor shall contribute to the Company (or directly to the Facility Company as contemplated under the ECA, at Investor’s election) an amount equal to the Initial Investor Contribution Amount (the “Initial Investor Contribution”) for each Deposit Invoice for the applicable Tranche that is due and payable as of such Funding Date, if any;

(ii) thereafter the Bloom Member shall contribute (or shall have already contributed) to the Company an amount equal to the lesser of (A) the remaining amount of all Facility Costs for the applicable Tranche due and payable as of such Funding Date following the application of Section 2.2(b)(i), minus the proceeds of any loan being advanced with respect to such Tranche pursuant to the Credit Agreement and (B) the Bloom Member Contribution minus any previous contributions made by the Bloom Member pursuant to Section 2.2(a) with respect to Transaction Expenses or pursuant to this Section 2.2(b), whether for the Tranche subject to such funding or with respect to any other Tranche; and

(iii) thereafter, in the event that the amount to be funded pursuant to Section 2.2(b)(i) and Section 2.2(b)(ii) is insufficient to pay all Facility Costs for such Tranche, the Investor shall contribute to the Company (or directly to the Facility Company as contemplated under the ECA, at Investor’s election) an amount equal to the lesser of (A) the remaining amount of all Facility Costs for the applicable Tranche due and payable as of such Funding Date following the application of Section 2.2(b)(i) and Section 2.2(b)(ii), minus the proceeds of any loans being advanced with respect to such Tranche pursuant to the Credit Agreement and (B) the Investor Contribution minus any previous contributions made by the Investor pursuant to this Section 2.2, whether for the Tranche subject to such funding or with respect to any other Tranche.

(c) Notwithstanding anything in Section 2.2(b) to the contrary,

(i) if by the Funding Date Deadline, the aggregate amount of (A) capital contributions made by the Bloom Member (including pursuant to Section 2.2(a) and Section 2.2(b)(ii)), less (B) any distributions from the Company to the Bloom Member pursuant to Section 5.1(b)(ii) of the Company LLC Agreement, is not equal to [***] percent [***] of the aggregate contributions made by both the Bloom Member and the Investor

[***] Confidential Treatment Requested

with respect to all Facility Costs for all Tranches (including without limitation any Initial Investor Contribution), then, on such Funding Date Deadline, the Parties shall perform a true-up (the “Funding Date Deadline Capital Adjustment”) so that the deemed capital contributions of the Bloom Member (less any such distributions from the Company) equal [***] of the aggregate capital contributions and the deemed capital contributions of the Investor equal [***] of the aggregate capital contributions (with respect to each Party, the “Allocable Percentage”). To carry out the Funding Date Deadline Capital Adjustment, the Party who has contributed less than its Allocable Percentage shall contribute an additional amount such that, after (1) giving effect to such additional contribution by such Party, (2) distributing such amount to the other Party and (3) deeming such distribution to the other Party to have correspondingly reduced the aggregate contributions of such other Party to the Company, the percentage of the aggregate contributions made by the Bloom Member and the Investor shall equal the Allocable Percentages. Any positive difference between (x) the contributions previously made to the Company by a Party hereunder (or to the Facility Company under the ECA, in the case of the Investor) and (y) such Party’s Allocable Percentage shall be distributed to such Party on such Funding Date Deadline; and

(ii) for the avoidance of doubt, the Investor shall not be required to make any contributions pursuant to Section 2.2(b) or 2.2(c) to the extent of cost overruns related to the Facility that were not included in Facility Costs set forth in the Base Case Model.

(d) Bloom Member shall provide written notice to the Investor no less than ten (10) days prior to any anticipated Placed in Service date for a Facility with respect to which the Investor has not yet contributed the Initial Investor Contribution Amount (or made a payment of such amount directly to the Facility Company as contemplated under the ECA), and after the delivery of such notice shall not cause such Facility to be Placed in Service until the date following the date on which the Investor has contributed the Initial Investor Contribution Amount.

(e) Notwithstanding anything else herein to the contrary, it is understood and agreed by Bloom and Investor that any ECA Equity Contribution made by the Investor pursuant to Section 2.1(c) of the ECA shall be deemed a contribution by the Investor pursuant to Section 2.2(b) hereof and shall be credited toward the Investor Contribution hereunder as if made to the Company directly.

2.3 Execution of LLC Agreement. On the initial Funding Date, each of the Investor and the Bloom Member shall execute and deliver the Company LLC Agreement and, simultaneously with the making of the capital contributions pursuant to Section 2.2, the Investor and Bloom Member shall cause the Company to, issue Class A Units to the Investor and issue Class B Units to the Bloom Member, in each case in accordance with the terms of the Company LLC Agreement.

2.5 Use of Funding Date Proceeds. On each Funding Date, the contributions made to the Company by the Bloom Member and the Investor pursuant to Section 2.2, together with any loans being made on such Funding Date pursuant to the Credit Agreement, shall be allocated as follows (as provided for in greater detail in the Flow of Funds):

(a) First, to pay, for the benefit of the Facility Company, any PUMA Invoices submitted on or prior to such date and any other applicable Facility Costs that are payable on such date for the relevant Tranche;

[***] Confidential Treatment Requested

(b) Second, to contribute to the Facility Company amounts required to be contributed to the Facility Company pursuant to the Equity Contribution Agreement (as defined in the Credit Agreement);

(c) Third, to pay any Transaction Expenses not otherwise paid pursuant to Section 2.4(b) that are payable on such date; and

(d) Fourth, to the extent applicable as set forth in Section 2.2(c)(i), on the Funding Date Deadline, any distribution due in connection with the Funding Date Deadline Capital Adjustment shall be distributed by the Company to the appropriate Party.

26 Final List of Facilities. No later than the Funding Date Deadline, the Bloom Member shall provide to the Investor a list of all Facilities that have been funded by the Investor.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES REGARDING THE FACILITY ENTITIES AND EACH FACILITY

The Bloom Member represents and warrants to the Investor as follows on each Funding Date; provided, that the representations and warranties made on any Funding Date shall expressly apply only to the Facilities that are being funded on such Funding Date:

3.1 Organization and Good Standing. Each Facility Entity is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full limited liability company power and authority to carry on its business as such business is now conducted and as proposed to be conducted in the Investment Documents, Financing Documents and Principal Facility Documents. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to carry on its business as such business is now conducted and as proposed to be conducted in the Investment Documents, Financing Documents and Principal Facility Documents. Seller and each Facility Entity is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Seller or such Facility Entity. The Bloom Member has previously delivered to the Investor true, correct and complete copies of the Facility Company’s organizational documents, with all material amendments thereto, in effect as of the date thereof, and, except as otherwise delivered to the Investor, there have been no material changes, amendments, modification or terminations of such organizational documents.

3.2 Authorization, Execution and Enforceability. Each Facility Entity has full limited liability company power and authority to execute and deliver each Investment Document, each Financing Document and each Principal Facility Document to which it is a party and to consummate the transactions contemplated thereunder. Seller has full corporate power and authority to execute and deliver each Investment Document, each Financing Document and each

Principal Facility Document to which it is a party and to consummate the transactions contemplated thereunder. The execution and delivery by Seller and each Facility Entity of each Investment Document, each Financing Document and Principal Facility Document to which it is a party and the consummation by Seller or such Facility Entity of the transactions contemplated thereunder, have been duly authorized by all necessary limited liability company action required on the part of such Facility Entity or corporate action required on the part of Seller. Each Investment Document, Financing Document and Principal Facility Document to which Seller or such Facility Entity is a party has been duly executed and delivered by Seller or such Facility Entity. Each Investment Document, Financing Document and Principal Facility Document to which Seller or such Facility Entity is a party constitutes the valid and binding obligation of Seller or such Facility Entity, enforceable against Seller or such Facility Entity in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.3 No Violation. The execution, delivery and performance by Seller and each Facility Entity, as applicable, of this Agreement and each Investment Document, Financing Document and Principal Facility Document to which it is a party and the consummation of the transactions contemplated hereunder and thereunder, do not and will not: (a) violate, or conflict with, in any material respect, any provision of the certificate of formation or operating agreement of Seller or such Facility Entity; (b) violate any material provision or material requirement of Applicable Law applicable to Seller or such Facility Entity; (c) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material penalty or right of termination to arise or accrue under, any Investment Document, Financing Document or Principal Facility Document to which Seller or such Facility Entity is a party; (d) result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease or sublease agreement to which Seller or any Facility Entity is bound; (e) violate any judgment, decree or order of any court or arbiter to which Seller or any Facility Entity is a party or by which Seller or any Facility Entity is bound; or (f) result in the creation or imposition of any Encumbrance on the Assets of Seller or any Facility Entity other than Permitted Encumbrances upon any of the Assets of Seller or such Facility Entity or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Seller or such Facility Entity.

3.4 Subsidiaries; Non-Related Liabilities. The Company directly owns 100% of the Membership Interests in the Facility Company free and clear of all Encumbrances other than Permitted Encumbrances of the type described in clauses (d) and (n) of such term’s definition. The Company has no, and has never had, any Assets or any liabilities which do not arise from or otherwise relate to the ownership or operation of the Facility Company or the ownership or operation of the Facilities. Except as set forth on Schedule 3.4 hereof, the Facility Company has no, and has never had, any Assets or any liabilities that do not arise from or otherwise relate to the ownership or operation of the Facilities. The Facility Company has no, and has never had any, subsidiaries and has never owned or controlled, directly or indirectly, any interest in any other Person. The Company has no, and has never had any, subsidiaries and has never owned or controlled, directly or indirectly, any interest in any other Person other than the Facility Company.

3.5 Members of the Company; Additional Membership Interests. Immediately prior to the execution and delivery of this Agreement and the Company LLC Agreement, the Bloom Member is the sole member of the Company and there have never been any other members or owners of the Company. Upon execution and delivery of the Company LLC Agreement, the Bloom Member and the Investor shall hold the respective membership interests in the Company as set forth in the Company LLC Agreement and said interests shall constitute the entire membership interests in the Company. Other than as set forth in this Agreement, the Financing Documents, the Power Purchase Agreements and the Company LLC Agreement, none of the Facility Entities or the Bloom Member have any contract, arrangement or commitment to issue or sell any of its membership interests or any interest in the Company, the Facility Company or the Facilities or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any of its membership interests or any interest in the Company, the Facility Company or the Facilities, and no such securities or obligations are issued or outstanding other than as contemplated by this Agreement or the Company LLC Agreement. Upon the execution and delivery of the Company LLC Agreement and payment to the Company of the Investor Contribution on the first Funding Date, the Class A Units will be validly issued and duly authorized and the Investor will have good title to the Class A Units free and clear of all Encumbrances, other than Permitted Encumbrances of the type described in clause (n) of such term’s definition.

3.6 Warranty of Title; Personal Property. The Facility Company is the sole owner of each of the Facilities that has been delivered to a Site and the Facility Company has good and valid title to all of the Facility Company’s Assets free and clear of all Encumbrances except Permitted Encumbrances. All of the Bloom Systems (as defined in the PUMA) located in (a) the State of California are considered personal property and not real property under the laws of the State of California, (b) the State of Connecticut are considered personal property and not real property under the laws of the State of Connecticut, (c) the State of New Jersey are considered personal property and not real property under the laws of the State of New Jersey, and (d) the State of New York are considered personal property and not real property under the laws of the State of New York.

3.7 Facilities; Governmental Approvals. As of the date this representation is made or confirmed, the Facility Company owns (or holds enforceable leasehold rights or easements to) all Assets (other than Governmental Approvals or intellectual property rights) necessary for the construction, installation, operation and maintenance of the Facilities and has obtained all Governmental Approvals, and owns, or holds a license with respect to, all intellectual property rights (without any known conflict with, or infringement of, the rights of others), in each case, required as of such date to construct such Facilities, own any installed Facilities and operate and sell electric power from any operating Facilities in compliance with Applicable Law, and to execute and deliver, and perform obligations as of such date under, the Investment Documents and all Financing Documents and Principal Facility Documents to which the Facility Company is a party. Each of the Governmental Approvals obtained as of such date is validly issued, final and in full force and effect and is not subject to any current legal proceeding or to any unsatisfied condition which is reasonably likely to have a Material Adverse Effect on the Facility Company. The Facility Company is in compliance in all material respects with all applicable Governmental Approvals and no Facility Entity has received written notice from a Governmental Authority of an actual or potential violation of any such Governmental Approval that could reasonably be expected to have a Material Adverse Effect on the Facility Company.

3.8 Intellectual Property. To the Knowledge of the Bloom Member, no product or service marketed or sold (or proposed to be marketed or sold) by either Facility Entity violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Neither Facility Entity has received any written communications alleging that such Facility Entity has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

3.9 Employees. None of the Facility Entities has, or has had since the date of its creation, any employees or any Plan or any obligations with respect to any Multiemployer Plan.

3.10 Brokers. No broker, finder, investment banker, engineer or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of any Facility Entity for which any Facility Entity or the Investor will be responsible.

3.11 Consents and Approvals. Each Facility Entity has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder by such Facility Entity.

3.12 Compliance with Applicable Law. Each of the Facility Entities, the business and operations of the Facility Entities and, with respect to the Facility Company, the development and construction of the Facilities are and have been, conducted in all material respects in compliance with all Applicable Law (except that this representation does not apply to Environmental Laws, which are addressed in Section 3.15, and Taxes, which are addressed in Section 3.23).

3.13 Litigation. There is no action, suit, claim, investigation or proceeding (including, but not limited to, any arbitration proceeding) of any nature pending or, to the Knowledge of the Bloom Member, threatened in writing against Seller or any Facility Entity involving, affecting or relating to the transactions contemplated hereunder or any Facility Entity’s ability to complete the transactions contemplated hereunder, questioning the validity of the Investment Documents, the Financing Documents or the Principal Facility Documents, or involving the ownership or operation of any Facility, at law or in equity, or before or by any Governmental Authority or arbitral body. No Facility Entity or Seller is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitral body involving, affecting or relating to the transactions contemplated hereunder or its ability to complete the transactions contemplated hereunder or questioning the validity of the Investment Documents, the Financing Documents or the Principal Facility Documents.

3.14 Contracts. The Facility Company is a party to all material contracts that are necessary for it to be a party to as of such date for the ownership, construction, installation, financing and operation of the Facilities. Each such contract is in full force and effect and constitutes a valid and binding obligation of the applicable Facility Entity, enforceable against such Facility Entity in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law. There are no material disputes or legal proceedings between Seller or any Facility Entity and any counterparty to any Financing Document and Principal Facility Document. No Facility Entity nor Seller (x) owes any indemnity payment to any counterparty to any Financing Document or Principal Facility Document with respect to any Facility, or (y) has any Knowledge of any event, act, circumstance or condition which constitutes, or, with the passage of time could reasonably be expected to constitute, an event of force majeure under any Financing Document or Principal Facility Document. The consummation of the transactions contemplated by the Investment Documents would not give any party to any Financing Document or Principal Facility Document the right to terminate or alter the terms of such contract or a right to claim damages thereunder.

3.15 Default. None of the Facility Entities, Seller nor, to the Knowledge of the Bloom Member, any of the other parties to the Financing Documents or Principal Facility Documents in effect with respect to the Facilities is in default under, nor has any event occurred and is continuing which, with notice or the lapse of time or both, would result in a default under, any of such Financing Documents, Principal Facility Documents or Governmental Approvals, whether caused by a Facility Entity, Seller, or any other party to any of the Principal Facility Documents or any Governmental Approval, which, in each such case could reasonably be expected to result in a Material Adverse Effect.

3.16 Environmental Matters.

(a) The Facility Company has not performed or suffered any act, nor has the Facility Company failed to take any action, which could reasonably be expected to give rise to, or has otherwise incurred, liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any other Environmental Laws, nor has it received written notice of any such liability or any claim therefor.

(b) To the Knowledge of the Bloom Member, except as set forth in Schedule 3.16, there are no existing conditions at any Facility that, individually or collectively, could reasonably be expected to give rise to any liability of the Investor, the Company or the Facility Company under any applicable Environmental Law or any applicable standard of conduct under any common law doctrine, including negligence, nuisance or trespass, personal injury or property damage related to or arising out of the presence, Release or exposure to Hazardous Substances.

(c) To the Knowledge of the Bloom Member, there are no existing facts or circumstances that, individually or collectively, could reasonably be expected to result in the revocation of the Environmental Permits, if any, or an order prohibiting, terminating or modifying any Facility’s operations, which, in each such case, could be reasonably expected to have a Material Adverse Effect.

3.17 Casualty Defect. There is no Casualty Defect in existence with respect to any Facility.

3.18 Real Property. The real property referred to in each PPA and any Site Lease is all the real property that is necessary for the construction, installation, operation and maintenance of the Facilities other than those real property interests that can be reasonably expected to be available on commercially reasonable terms as and to the extent required.

3.19 PUHCA and FPA Status. The Company has obtained an exemption or waiver of the FERC’s regulations under PUHCA regarding accounting, record-retention and reporting requirements of 18 C.F.R. §§ 366.21, 366.22, and 366.23. The Facility Company has not sold and will not sell electric energy, unless such sales are (1) exclusively to retail users; or (2) pursuant to a State-approved net metering program. The Facility Company has obtained authorization from FERC to make sales at wholesale of electric energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA. The Facility Company is subject to and in compliance with all applicable regulatory requirements, with applicable exemptions and waivers of utility regulation typically extended by FERC to an entity that sells electric energy, capacity and ancillary services at wholesale at market-based rates.

3.20 Affiliate Transactions. Except as listed on Schedule 3.20, there are no existing contracts between any Facility Entity, on the one hand, and any affiliate of the Bloom Member, on the other hand. Each contract, arrangement or agreement between the Bloom Member or its Affiliates and the Facility Company or the Company is on arms’ length terms and conditions, and any compensation provided in such contract, arrangement or agreement is commercially reasonable in relation to the value of the services provided.

3.21 Information. All of the factual information posted by, or on behalf of, the Bloom Member to the Electronic Data Room, taken as a whole, was accurate and complete (or, where appropriate, estimated in good faith) in all material respects when posted to the Electronic Data Room and none of such information, as of the date such information was posted, taken as a whole, contained an untrue statement of a material fact or omitted to state any material fact which was necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made with regard to projections or other forward-looking statements provided by or on behalf of the Facility Entities, the Bloom Member or any of their respective Affiliates (including the Base Case Model and the assumptions therein).

3.22 Insurance. The insurance policies maintained by the Facility Entities and for the Facilities meet the requirements of Schedule 3.22 and such insurance policies are in full force and effect.

3.23 State Regulation. The Facility Company is not and will not be subject to regulation as a “public utility” or an “electrical corporation” as such terms are defined, respectively, in sections 216 and 218 of the California Public Utilities Code. The Facility Company will not be subject to regulation as a “public service company” or an “electric company” as such terms are defined, respectively, in section 16-1 of the Connecticut General Statutes. The Facility Company will not be subject to regulation as an “electric corporation” as such term is defined in section 2 of the New York Public Service Law. The Facility Company will not be subject to regulation as a “public utility” in relation to public utility law of New Jersey.

3.24 Taxes. The Facility Company is, and has been, a “disregarded entity” for federal and other applicable income tax purposes. Immediately prior to the initial Funding Date only, the Company is, and has been, a “disregarded entity” for federal and other applicable income tax purposes. None of the Facility Entities is a corporation or has ever been a corporation. None of the Facility Entities, the Bloom Member or any Affiliate thereof has filed Internal Revenue Service Form 8832 (or any alternative or successor form) to elect to have, or taken any other action which would result in, any Facility Entity being classified as a corporation for federal income tax purposes under Treasury Regulation Section 301.7701-3. All material Tax Returns of the Facility Entities that were required to be filed have been timely and properly filed. All such Tax Returns were true, correct and complete in all material respects as they refer to any Facility Entity or the operations or Assets or any Facility Entity. All material Taxes (whether or not shown on any Tax Return) attributable to the operations or Assets of any Facility Entity, or for which the Facility Entity may be liable, that are due and payable have been timely and properly paid (taking into account all valid extensions). No Facility Entity has any material Taxes which are currently due and payable. No Facility Entity has requested or had requested on its behalf or agreed to any extensions of time within which to file any waivers or comparable consents of the statute of limitation with respect to Taxes and is not currently the subject of any audit, assessment, claim, examination, or administrative or court proceeding with respect to Taxes and none have been threatened in writing. No Facility Entity has received any written notice or inquiry from any jurisdiction where Tax Returns have not been filed that Tax Returns may be required. No Facility Entity has any powers of attorney relating to Taxes in effect. No Facility Entity has or has had any tax sharing, tax allocation, tax indemnity, or similar agreement in effect with respect to Taxes.

3.25 Tax Representations.

(a) No Facility Entity has leased any part of any Facility to a Disqualified Person or has taken any other action that has resulted in any Facility becoming “tax-exempt use property” within the meaning of Code Section 168(h).

(b) Each System is a fuel cell power plant that generates at least 0.5 kilowatts of electricity using an electrochemical process and has an electricity-only generation efficiency greater than 30 percent. Each System will function independently of each other Systems to generate electricity for transmission and sale to a PPA Customer and has all the necessary components to convert a fuel into electricity using electrochemical means.

(c) As of the Funding Date on which an Investor Contribution is being made with respect to a Facility, no federal, state, or local tax credit (including the ITC) has been claimed with respect to any property that is part of the applicable Tranche. No application has been submitted, for a grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, with respect to any property that is part of any Facility.

(d) No private letter ruling has been, obtained for the transactions contemplated hereunder from the IRS.

(e) Prior to the later of (i) the Funding Date on which the Initial Investor Contribution is being made with respect to a Facility, and (ii) the date such Facility is purchased by the Facility Company, no System or BOF that is part of such Facility will be originally Placed in Service and, specifically, clauses (3) and (4) of the definition of the term “Placed in Service” will not have been met with respect to any System or BOF that is part of such Facility.

(f) No Facility is comprised of any property that (i) is “used predominately outside of the United States” within the meaning of Code Section 168(g), (ii) is imported property of the kind described in Code Section 168(g)(6), (iii) is “tax-exempt use property” within the meaning of Code Section 168(h), or (iv) is property described in Code Section 50(b).

(g) Other than de minimis property, material or parts, each Facility consists of property, materials or parts not used by any person prior to having been first placed in as state of readiness and availability for their specific design function as part of the Facility.

(h) No portion of the basis of the Facility is attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.

(i) No grants (for purposes of this paragraph, “grants” shall not include any credits, benefits, emissions reductions, offsets or allowances, howsoever entitled, attributable to the generation from the Facilities, and its respective avoided emission of pollutants) have been provided by the United States, a state, a political subdivision of a state, or any other Governmental Authority for use in constructing or financing any Facility or with respect to which the Bloom Member, the Company, the Facility Company, or any Facility is the beneficiary. No proceeds of any issue of state or local government obligations have been used to provide financing for any Facility the interest on which is exempt from tax under Code Section 103. No subsidized energy financing (within the meaning of Code Section 45(b)(3)) has been provided, directly or indirectly, under a federal, state, or local program provided in connection with any Facility.

(j) Neither the Bloom Member nor any Facility Entity is related to any PPA Customer within the meaning of Code Section 267 or Code Section 707.

3.26 Bankruptcy. No event of Bankruptcy has occurred with respect to any Facility Entity.

3.27 Executive Order 13224 and the Patriot Act. None of the Bloom Entities or any person or entity that holds any direct or indirect interest in the Facility Company, Company, the Bloom Member, or any Facility (other than the Investor or any Affiliate thereof), or is in any way affiliated with or will benefit from any of the above, (i) is described in, covered by, or specially designated pursuant to or affiliated with any person or entity described in, covered by, or specially designated pursuant to “Executive Order 13224 Blocking Terrorist Property and a Summary of the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), Terrorism List Governments Sanctions Regulations (Title 31, Part 596 of the U.S. Code of Federal Regulations), and Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of U.S. Code of Federal Regulations)” (“Executive Order 13224”), or any other list or designation promulgated by the United States of America or any department or agency thereof of persons or entities transactions with which are blocked or prohibited by any statute, regulation or governmental order and (ii) is, or is reasonably likely to become, a person or entity with which any individual or entity is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended from time to time (the “Patriot Act”) or Executive Order 13224, and any regulations promulgated pursuant thereto.

3.28 Facility Costs. As of each Funding Date, each PUMA Invoice delivered as of such date for the applicable Tranche is true, correct and complete, and the Facility Company will have paid, or caused to be paid, such PUMA Invoice.

3.29 Facility Funding Conditions. For each Facility, as of the Funding Date on which the Initial Investor Contribution is or was made with respect to such Facility, the Facility Funding Conditions were true and correct for such Facility, and as of each subsequent Funding Date the Continued Funding Conditions were true and correct for such Facility.

3.30 Financial Statements. The unaudited balance sheet and income statements of the Facility Company delivered pursuant to Sections 6.2(k) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that such balance sheet may not contain all footnotes required by such accounting principles) and presents fairly in all material respects the financial position of the Facility Company as of the date of such balance sheet.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES REGARDING THE BLOOM MEMBER

The Bloom Member represents and warrants to the Investor as follows on each Funding Date under this Agreement:

4.1 Organization and Good Standing. The Bloom Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to carry on its business as such business is now conducted and as proposed to be conducted in the Investment Documents, Financing Documents and Principal Facility Documents.

4.2 Authorization, Execution and Enforceability. The Bloom Member has full limited liability company power and authority to execute and deliver this Agreement and each other Investment Document to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery by it of this Agreement and each other Investment Document to which it is a party and the consummation by it of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary limited liability company action required on its part. This Agreement and each other Investment Document to which it is a party has been duly executed and delivered by it. This Agreement constitutes the valid and binding obligation of it, enforceable against it in accordance with its respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

4.3 No Violation. The execution, delivery and performance of this Agreement and each other Investment Document to which the Bloom Member is a party, the consummation of the transactions contemplated hereunder and thereunder do not or will not: (a) violate or conflict with any provision of its certificate of formation or operating agreement in any material respect; (b) violate any material provision or material requirement of any Applicable Law applicable to the Bloom Member; (c) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material penalty or right of termination to arise or accrue under, any Financing Document or Principal Facility Document; or (d) result in the creation or imposition of any Encumbrance on its Assets other than a Permitted Encumbrance.

4.4 Brokers. No broker, finder, investment banker, engineer or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of the Bloom Member for which any Facility Entity or the Investor will be responsible.

4.5 Consents and Approvals. The Bloom Member has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder by the Bloom Member.

4.6 Litigation. There is no claim, action, suit, investigation or proceeding (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to the Knowledge of the Bloom Member, threatened in writing by or against the Bloom Member, the Bloom Member’s directors, officers, employees, agents, any of the Bloom Member’s Affiliates involving, affecting or relating to the transactions contemplated hereunder or the Bloom Member’s ability to consummate the transactions contemplated hereunder or involving the ownership or operation of the Facilities, at law or at equity, or before or by any Governmental Authority or arbitral body. The Bloom Member is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitral body involving, affecting or relating to the transactions contemplated hereunder or the Bloom Member’s ability to consummate the transactions contemplated hereunder.

4.7 United States Person. The Bloom Member is a United States person not subject to withholding under Section 1446 of the Code.

4.8 Disqualified Person. The Bloom Member is not a Disqualified Person.

4.9 Ownership. Immediately prior to the initial Funding Date, the Bloom Member owns 100% of the Membership Interests in the Company, free and clear of all Encumbrances other than Permitted Encumbrances.

4.10 No Options. Except as set forth herein and in the other Investment Documents and Financing Documents, there are no outstanding options, warrants or other rights (including conversion or preemptive rights, preferential rights to purchase and rights of first refusal) obligating the Bloom Member to transfer any rights, interests or properties to any party relating to any applicable Facility Entity or any Facility.

4.11 Compliance with Law. The Bloom Member, in respect of itself, warrants that in performing its obligations pursuant to this Agreement and the other Investment Documents to which it is a party, that the Bloom Member, its officers, directors, employees and agents have not and will not, directly or indirectly, offer, give, make, promise, pay or authorize the offering, giving, making, promising or payment of any Prohibited Payment (as defined below) to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization, any person acting in an official capacity on behalf of such government, any candidate for or appointee to a political or government office, or any political party (each a “Government Official”). As used herein the term “Prohibited Payment” means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official, including for the use or benefit of any other person or entity, to the extent that one knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to such other person or entity, will be paid, offered, promised or given or authorized to be paid by such other person or entity, directly or indirectly, to a Government Official, for the purpose of either influencing any act or decision of the Government Official in his official capacity; (ii) inducing the Government Official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official to use his influence with such government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party. The Bloom Member further affirms that it shall promptly report to the other parties hereto any Prohibited Payment of which it obtains knowledge with respect to the services performed under this Agreement.

4.12 Fees. All fees to be paid to the Bloom Member or its Affiliates, as well as the other terms and conditions, under the PUMA, the Company ASA and the Facility Company ASA are commercially reasonable in relation to the services actually performed under such agreements.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Bloom Member as follows on each Funding Date:

5.1 Organization and Good Standing. It is duly organized, validly existing and in good standing under the laws of the state of its formation, with full power and authority to carry on its business as such business is now conducted.

5.2 Authorization, Execution and Enforceability. It has full limited liability company power and authority to execute and deliver this Agreement and each other Investment Document to which it is a party, to make its respective Equity Capital Contributions and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery by it of this Agreement and each other Investment Document to which it is a party and the consummation by it of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary limited liability company action. This Agreement and each other Investment Document to which it is a party has been duly executed and delivered by it. This Agreement and each other Investment Document to which it is a party constitute its valid and binding obligation, enforceable against it in accordance with its respective terms except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

5.3 No Violation. The execution, delivery and performance by it of this Agreement and each other Investment Document to which it is a party and the consummation by it of the transactions contemplated hereunder or thereunder do not and will not: (a) violate or conflict with any provision of its organizational documents in any material respect; (b) violate any material provision or material requirement of any Applicable Law applicable to it; or (c) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default, or result in an Encumbrance being created or imposed upon any of the properties or Assets of such Investor, under any material contract to which such Investor is a party or by which its property is bound, which violation, breach, default or Encumbrance would adversely affect the ability of such Investor to perform its obligations under this Agreement and the other Investment Documents to which it is a party.

5.4 Consents and Approvals. There is no requirement applicable to it to make any filing with, or to obtain the consent or approval of any Person as a condition to the consummation of the transactions contemplated hereunder, other than those that have already been obtained. All third-party consent requirements which are a condition to the execution, delivery and performance by such Investor of this Agreement and the other Investment Documents to which it is a party and the consummation of the transactions contemplated hereunder have been satisfied.

5.5 Litigation. There is no claim, action, suit, investigation or proceeding (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to its Knowledge, threatened in writing by or against it, its directors, officers, employees, agents of it, or any of its Affiliates involving, affecting or relating to the transactions contemplated hereunder or its ability to complete the transactions contemplated hereunder. It is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitral body involving, affecting or relating to the transactions contemplated hereunder or its ability to complete the transactions contemplated hereunder.

5.6 Investment Intent; Unregistered Securities. The Investor Interests to be held by it will be acquired for investment for its own account, not with a view to the distribution of any part thereof and, without in any way affecting its right to dispose of its Membership Interest in the Company as permitted by the Company LLC Agreement, it has no present intention of selling, granting any participation in, or otherwise distributing the same. It understands that the Membership Interests in the Company are characterized as a “restricted security” under federal and state securities laws inasmuch as such securities are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering such Membership Interests or an exemption from registration under federal and state securities laws.

5.7 Accredited Investor. It is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended. It has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Membership Interests in the Company; it has independently evaluated the risks and merits of purchasing the Membership Interests in the Company and has independently determined that the Membership Interests in the Company is a suitable investment for it; and it has sufficient financial resources to bear the loss of its entire investment in the Membership Interests in the Company. It has received all the information it considers necessary or appropriate for deciding whether to make its respective Equity Capital Contributions and acquire its respective Membership Interests in the Company and further represents that it has had an opportunity to ask questions and receive answers from the Bloom Member regarding the terms and conditions of the offering of the Membership Interests in the Company and the business, properties, prospects and financial condition of the Facility Entities.

5.8 Brokers. No broker, finder, investment banker, engineer or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of it for which the Bloom Member or each Facility Entity will be responsible.

5.9 United States Person. It is a United States person not subject to withholding under Section 1446 of the Code.

5.10 [Intentionally Left Blank.]

5.11 Disqualified Person. The Investor is not a Disqualified Person.

5.12 Related Party. The Investor is not related to any PPA Customer within the meaning of Code Section 267 or Code Section 707

5.13 Compliance with ERISA. The representations set forth this Section 5.13 apply only to an Investor during the time that such Investor is an ERISA Affiliate of the Company.

(a) The Investor and each of its ERISA Affiliates has operated and administered each Title IV Plan (other than any Multiemployer Plan) in compliance in all material respects with all applicable laws. Neither the Investor nor any of its ERISA Affiliates has incurred any material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA) which has not been satisfied, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such material liability by the Company, the Investor or any of its ERISA Affiliates, or in the imposition of any material lien on any of the rights, properties or assets of the Company, the Investor or any of its ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to such penalty or excise tax provisions or to section 4068 of ERISA.

(b) The present value of the aggregate benefit liabilities under all of the ERISA Affiliates’ Underfunded Plans, determined as of the end of each such Underfunded Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Underfunded Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of all of such Underfunded Plans, determined by reference to the current value of the assets allocable to each such Underfunded Plan’s benefit liabilities as of the end of such Underfunded Plan’s most recently ended plan year, by an amount that, if required to be paid in an immediate lump-sum payment, could reasonably be expected to result in a Material Adverse Effect. The term “Underfunded Plan” means a Plan (other than a Multiemployer Plan) for which the aggregate benefit liabilities determined as of the end of such Plan’s most recently ended plan year on the basis of actuarial assumptions specified for funding purposes for such Plan in such Plan’s most recent actuarial statement exceeded the aggregate current value of the assets of such Plan, the term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) Neither the Investor nor any of its ERISA Affiliates has incurred any material partial or complete withdrawal liabilities (and is not subject to material contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans.

5.14 No Other Representations. The Investor is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties expressly set out in this Agreement and the other Investment Documents.

ARTICLE SIX

CONDITIONS PRECEDENT

6.1 Execution Date Conditions Precedent. The execution and delivery by the Investor and the Bloom Member of this Agreement on the Execution Date signifies that the following conditions have been satisfied or waived by the Investor and the Bloom Member, as applicable (“Execution Date Conditions Precedent”):

(a) Investor has received fully executed copies of this Agreement, the PUMA, the Company ASA, the Facility Company ASA, the Forbearance Agreement and the Facility Company LLC Agreement, and Exelon has received a fully executed copy of the Mitigation Agreement, each in form and substance reasonably satisfactory to such Investor, and each is in full force and effect;

(b) Investor has received a legal opinion of [***], as counsel to the Bloom Member with respect to [***], in form and substance reasonably satisfactory to the Investor;

(c) Investor has received the Insurance Report, in form and substance reasonably satisfactory to it;

(d) Investor has received a tax opinion from [***], which opinion shall be in form and substance reasonably satisfactory to the Investor;

(e) Investor has received necessary approval from its internal investment committee, board of directors or other governing body, as applicable, to enter into the

[***] Confidential Treatment Requested

transactions contemplated hereunder and to make the capital contributions and payments in accordance with Article Two, subject only to the satisfaction or waiver of the conditions set forth in Section 6.2;

(f) Investor has received (i) an incumbency certificate dated as of the Execution Date from the Facility Entities, and the Bloom Member, (ii) a good standing certificate of the Facility Entities, and the Bloom Member, each dated as of a recent date, from the applicable Secretary of State, (iii) resolutions of the board of directors, or other equivalent governing body, of the Facility Entities, and the Bloom Member authorizing and approving the execution of this Agreement, the other Investment Documents and the transactions contemplated hereunder certified by a secretary or an assistant secretary as of the Execution Date, and (iv) formation documents certified by a secretary or an assistant secretary as of the Execution Date, in each case, unless otherwise noted, of the Bloom Member and the Facility Entities as are customary for transactions of this type, each of which shall be reasonably satisfactory to the Investor;

(g) such Investor has received an affidavit of non-foreign status from the Bloom Member dated the Execution Date that complies with Section 1445 of the Code;

(h) the Flow of Funds for the Execution Date shall have been executed and delivered by the Bloom Member to the Investor;

(i) such Investor has received the Base Case Model, in form and substance reasonably satisfactory to it;

(j) Investor has received copies of searches of all financing statements of public record and of judgment, litigation and tax lien records that relate or pertain to the Facilities, the Company and the Facility Company;

(k) Investor has received reasonably satisfactory evidence of the transfer of the membership interests in the Facility Company from the Bloom Member to the Company;

(l) Investor has received fully executed copies of the Financing Documents;

(m) Investor has received the Independent Engineer Report and a letter executed by the Independent Engineer substantially in the form attached at Exhibit E, permitting the Investor to rely on such Independent Engineer Report, if such Independent Engineer Report is not addressed to the Investor, in each case in form and substance reasonably satisfactory to the Investor;

(n) the Bloom Member has received (i) an incumbency certificate dated as of the Execution Date from the Investor, (ii) a good standing certificate of the Investor, each dated as of a recent date, from the applicable Secretary of State, (iii) resolutions of the board of directors, or other equivalent governing body, of the Investor authorizing and approving the execution of this Agreement, the other Investment Documents to which the Investor is a party and the transactions contemplated hereunder certified by a secretary or an assistant secretary as of the Execution Date, and (iv) formation documents certified by a secretary or an assistant secretary as of the Execution Date, in each case, unless otherwise noted, of the Investor as are customary for transactions of this type, each of which shall be reasonably satisfactory to the Bloom Member;

(o) the Bloom Member has received a legal opinion of outside or in-house counsel of the Investor with respect to the enforceability of this Agreement, in form and substance reasonably satisfactory to Bloom Member; and

(p) Investor has received a fully executed copy of the Bloom Guarantee, in form and substance reasonably satisfactory to the Investor, which is in full force and effect.

6.2 Funding Date Conditions Precedent. The obligations of the Investor and the Bloom Member to make a contribution on the Funding Date are subject to the satisfaction of or waiver, [***] Business Days prior to such Funding Date, by the Investor and the Bloom Member, as applicable, of the following conditions with respect to the applicable Tranche to be funded on such Funding Date, except as otherwise set forth below, and which must continue to be satisfied as of the Funding Date (“Funding Date Conditions Precedent”):

(a) Investor has received notice from the Bloom Member [***] Business Days prior to the Funding Date (which notice includes the number of Facilities to be funded, the kW of the Facilities to be funded, the location of the Facilities to be funded, the estimated date of Commencement of Operations for the Facilities to be funded, the Persons (and the account information with respect thereto) designated to receive the payments set forth in Section 2.2;

(b) with respect to the initial Funding Date, the Investor has received a fully executed copy of the Company LLC Agreement, which may be held in escrow until released by each of the Parties thereto as of the Funding Date;

(c) Investor has received, true, correct and complete copies of all of the insurance certificates from the insurance broker with respect to the insurance policies for the Company, the Facility Company and the applicable Tranche that are described in Schedule 3.22 or are otherwise required under the Financing Documents, or such other evidence reasonably satisfactory to the Investor that such insurance policies are in full force and effect;

(d) Seller and each Facility Entity has received all necessary third party consents, waivers, authorizations and approvals required as of such date in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;

(e) the Facility Company is not subject to regulation as (i) a “public utility” or an “electrical corporation” as such terms are defined, respectively, in sections 216 and 218 of the California Public Utilities Code, (ii) a “public service company” or an “electric company” as such terms are defined, respectively, in section 16-1 of the Connecticut General Statutes, (iii) an “electric corporation” as such term is defined in section 2 of the New York Public Service Law, or (iv) a “public utility” in relation to public utility law of New Jersey;

[***] Confidential Treatment Requested

(f) each of the representations and warranties in this Agreement that are applicable to Seller, any Facility Entity or to any Facility being funded on such Funding Date is true and correct in all material respects as of such Funding Date;

(g) no Material Adverse Effect has occurred, or could reasonably be expected to occur based on current facts and circumstances, with respect to Seller, either Facility Entity or the Bloom Member;

(h) the Bloom Member shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder as of such date, and the Bloom Member has not otherwise breached this Agreement;

(i) Investor has received reasonably satisfactory evidence that the Bloom Member Contribution, if any, required to be made on such date has been made or shall be made contemporaneously with the Investor Contribution on such date;

(j) Investor has received a certificate from the Bloom Member, in the form of Exhibit H-1 hereto, and has received as of the Funding Date a certificate from the Bloom Member in the form of Exhibit H-2 hereto, in each case certifying to the Investor that (i) each of the conditions set forth in Sections 6.2(d)-(h), 6.2(m) and 6.2(t)-(x) has been satisfied, (ii) (1) there have been no amendments to any of the Financing Documents, or (2) there have been amendments to the Financing Documents and the Bloom Member has provided Investor with fully executed copies of such amendments, (iii) all amounts then payable to the Seller pursuant to the PUMA have been paid or shall be paid with the proceeds of the Investor Contribution, the Bloom Member Contribution and the advances pursuant to the Credit Agreement to be made on such date, and (iv) the insurance policies described in Schedule 3.22 of this Agreement remain in full force and effect, and all insurance premiums that are due and payable have been paid in full with no premium overdue;

(k) Investor has received the unaudited balance sheet and income statement of the Facility Company for the latest period for which its books have been closed;

(l) the Flow of Funds for such Funding Date shall have been executed and delivered by the Bloom Member to the Investor;

(m) except as provided by the Financing Documents and except for Permitted Encumbrances, there are no Encumbrances against the Facilities in respect of which such funding is being made;

(n) Investor has received a certificate from the Bloom Member, in the form of Exhibit I-1 hereto, and has received as of the Funding Date a certificate from the Bloom Member in the form of Exhibit I-2 hereto, in each case certifying to the Investor that (i) the Facility Funding Conditions or Continued Funding Conditions, as applicable, have been satisfied with respect to each Facility in the applicable Tranche as of such Funding Date and (ii) the list attached to such certificate setting forth the Facilities included in the applicable Tranche is true, correct and complete, and has received, four (4) Business Days in advance of the Funding Date, a copy of any certificates provided by the Independent Engineer to the Facility Company pursuant to the terms of the PUMA in connection with the payments to be made on such Funding Date, provided that any Independent Engineer’s Change Order Certificates (as defined in the PUMA) in connection with the payments to be made on such Funding Date must be received by the Investor six (6) Business Days is advance of the Funding Date;

(o) Investor has received fully executed copies of any amendments to the Financing Documents, if any, in forms previously agreed to by the Bloom Member and the Investor that have been executed as of such date and which have not been previously delivered to the Investor;

(p) Investor has received fully executed copies of each of the Principal Facility Documents in forms previously agreed to by the Bloom Member and the Investor relating to the Facilities being funded on such date;

(q) the ITC has not been repealed or modified in a manner that would materially reduce the amount of ITC available for the Facilities;

(r) [***];

(s) [***];

[***] Confidential Treatment Requested

(t) Neither Seller nor any of its Affiliates has breached its material obligations under, nor has any event occurred and is continuing which, with notice or the lapse of time or both, would result in an event of default by Seller or its Affiliates under any Financing Documents, Investment Documents, Principal Facility Documents, or the Mitigation Agreement. Seller and its Affiliates have provided all deliverables due and owing from Seller and its Affiliates to Investor and its Affiliates pursuant to the Investment Documents, Principal Facility Documents, and the Mitigation Agreement;

(u) No event of Bankruptcy has occurred with respect to Seller or any Facility Entity;

(v) With respect to all prior Funding Dates, fundings have been made by the Facility Lenders in accordance with the Financing Documents and by the Members in accordance with the Investment Documents;

(w) All Investor Contributions and Bloom Member Contributions made to date have been contributed by the Company to the Facility Company and have been allocated or earmarked to the Facility or Facilities and the Milestone Requirements under the PUMA for which such Contributions were requested; and

(x) With respect to the Systems in each Facility being funded on such Funding Date, (i) none of the Systems has been Placed in Service prior to the funding of the Initial Investor Contribution Amount with respect to such Systems, (ii) none of the Systems was Placed in Service after December 31, 2016, and (iii) each System meets the requirements of Section 48 of the Code including that (A) it is a fuel cell power plant that generates at least 0.5 kilowatts of electricity using an electrochemical process; (B) it has an electricity-only generation efficiency greater than 30 percent; and (C) the ITC with respect to such System is not expected to be limited by Section 48(c)(1)(B), or if the ITC is so limited, such limitation has been accounted for in the Base Case Model. Each such System will function independently of each other System to generate electricity for transmission and sale to a PPA Customer and has all the necessary components to convert a fuel into electricity using electrochemical means.

ARTICLE SEVEN

GENERAL PROVISIONS

7.1 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be delivered by hand (including, without limitation, by express courier against written receipt) or sent by registered prepaid first class mail or by email transmission to the persons or addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice or other communication shall be deemed to have been served when delivered by hand at that address or received by email (provided the sender can and does provide evidence of successful transmission), or, if sent by registered prepaid first class mail as aforesaid, on the date delivered. Any notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day. The names and addresses for the service of notices referred to in this Section 7.1 are:

If to the Bloom Member, to:

Clean Technologies 2015, LLC

c/o Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, CA 94089-1137

Attention: Bill Brockenborough

Telephone: (408) 543-1500

Email: bill.brockenborough@bloomenergy.com

If to the Investor, to:

2015 ESA Investco, LLC

c/o Constellation NewEnergy, Inc.

100 Constellation Way

Suite 1000

Baltimore, MD 21202

Attn: Gary Fromer

Telephone: (410) 470-1856

Email: gary.fromer@constellation.com

with a copy to:

Exelon Business Services Company, LLC

10 South Dearborn St., 49th Floor

Chicago, IL 60603

Attn: Nadim Kazi

Telephone: (312) 394-7143

Email: nadim.kazi@exeloncorp.com

Any Party may change the address or number to which notices to such Party are to be delivered by providing notice of such change to each other Party in the manner set forth above.

7.2 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of each Party contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Funding Date and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of each Party. Without limiting the foregoing, the representations set forth in Sections 3.23, 3.24, 3.25, 4.8, and 5.11 shall survive until the expiration of the applicable statute of limitations plus ninety (90) days.

7.3 Indemnity. Without duplication of any indemnity provided pursuant to Article XI of the Company LLC Agreement, each Party (the “Indemnifying Party”) shall indemnify the other Parties and their Affiliates and agents, including accountants, counsel, directors, officers, employees and consultants (the “Indemnified Parties”), against and hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any proceeding, whether by a third party or instituted in order to recover any of the foregoing hereunder), whether or not arising due to third party claims or incurred or suffered by any Indemnified Party, caused by, resulting from, arising out of or relating to (i) any inaccuracy or breach of any representation or warranty made by or on behalf of the Indemnifying Party in this Agreement, and (ii) any failure by the Indemnifying Party to perform or otherwise fulfill any agreement or covenant to be performed by it hereunder or under any of the Principal Facility Documents or Financing Documents; provided that the indemnity obligations set forth in this Section 7.3 shall not apply to an Indemnified Party to the extent that the indemnity claim is attributable to (x) the fraud, gross negligence or willful misconduct of such Indemnified Party or (y) the inaccuracy or breach of any representation or warranty made by or on behalf of such Indemnified Party in this Agreement or (z) the failure of such Indemnifying Party to perform or otherwise fulfill any agreement or covenant to be performed by it hereunder or under any of the Principal Facility Documents or Financing Documents.

7.4 Limitation on Liability.

(a) The amount required to be paid by any Party to indemnify any other Party pursuant to Section 7.3 shall be reduced to the extent of any amounts actually received by such other Party with respect to the amounts covered by such indemnification payment pursuant to (i) this Agreement, (ii) the Bloom Guarantee, (iii) the Company LLC Agreement and (iv) the terms of the insurance policies (if any) obtained and maintained by the Company, the Facility Company, the Investor or the Bloom Member or any Affiliate thereof covering such claim. In the event an Indemnified Party or any of its Affiliates receives proceeds from indemnification under this Agreement, the Bloom Guarantee, the Company LLC Agreement or any insurance policy with respect to an indemnity clam for which it previously received indemnification payments, such Indemnified Party shall promptly pay to the Indemnifying Party such proceeds to the extent such proceeds and the previously paid indemnification payments, in the aggregate, exceed the amount of the applicable indemnity claim.

(b) Amounts paid pursuant to Section 7.3 shall, to the maximum extent permitted under Applicable Law, be treated as an adjustment to the capital contributions of the Members (as defined in the LLC Agreement) (or otherwise as a non-taxable reimbursement, contribution, or return of capital, as the case may be). To the extent any amounts paid pursuant to this Section 7.3 are includible in the recipient’s gross income, as determined by agreement of the parties, or if there is no agreement, by an opinion of a nationally-recognized tax counsel selected jointly by the parties at a “should” level of comfort that such amount is includable as income of the recipient, solely to the extent the tax liability with respect to the inclusion of such payment of amounts in the income of the recipient is greater than the tax liability of the recipient would have been if there had been no breach giving rise to the payment of such amounts, such payment will be grossed-up and paid on an after-tax basis (assuming the then-highest highest marginal federal income tax rate then applicable to corporations). In the event an indemnified party is entitled to claim an item of loss or deduction, credit or other tax benefit with respect to an item that gives rise to the receipt of an indemnity payment, such tax benefit shall be taken into account for purposes of determining the amount of the indemnification payment and, to the extent payment has been made to an indemnified party prior to the period in which such tax benefit was claimed, the indemnified party shall promptly repay the indemnifying party an amount equal to the present value of such loss or deduction, credit or other tax benefit (in each case, assuming then-highest marginal federal income tax rate then applicable to corporations).

(c) NO PARTY SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY, OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED, FOR ANY BREACH OF A REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT. THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY PARTY.

7.5 Exclusivity. The Parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by the Bloom Member pursuant to this Agreement, any other Investment Document, the Company ASA, the Facility Company ASA or any certificate, instrument, or document delivered pursuant hereto or thereto or arising out of the transactions contemplated herein or therein, the only relief and remedy available to the other Parties hereto in respect of said breach, default, or nonperformance shall be damages, but only to the extent properly claimable hereunder and as limited pursuant to Section 7.4 or otherwise hereunder.

7.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest herein.

7.7 Amendment and Waiver. Neither this Agreement nor any term hereof may be changed, amended or terminated orally, but only by written act of each of the Parties (or, in respect of a waiver, the waiving Party or Parties). No failure or delay on the part of a Party hereto in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

7.8 Binding Nature; Assignment. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and legal representatives and permitted assigns. No Party shall assign its rights and obligations under this Agreement, without the prior written consent of the other Parties hereto and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided, however, that the Investor may assign its rights and obligations under this Agreement to an Affiliate (“Affiliate Transferee”) without the prior written consent of the other Parties hereto provided that (a) the Investor remains liable for all of its obligations hereunder, (b) the Affiliate Transferee has the same or better credit rating as possessed by the Investor as of the Execution Date or (c) the Affiliate Transferee’s obligations hereunder are guaranteed by an entity that has the same or better credit rating as possessed by the Investor as of the Execution Date. The Parties acknowledge and agree that the Facility Entities will assign certain of their assets to the Facility Lenders as collateral for the obligations of the Facility Company pursuant to the Financing Documents.

7.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WHICH THE PARTIES AGREE SHALL APPLY).

7.10 Jurisdiction; Service of Process. Each of the Parties hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and of the United States District Court for the Southern District of New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State and County of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 7.1 hereof.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but each of which, when taken together, shall constitute one and the same instrument. Signatures of the Parties hereto transmitted by facsimile or portable document format (PDF) shall be deemed to be their original signatures for all purposes.

7.12 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

7.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, (provided the substance of the agreement between the Parties is not thereby materially altered) and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

7.14 Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.

7.15 [Reserved].

7.16 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

7.17 Confidentiality.

(a) With respect to each of the Facility Entities, the Investor and their respective Affiliates, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, such party will not itself use or intentionally disclose (and will not permit the use or disclosure by any of its Affiliates or its advisors, counsel and public accountants (collectively, “advisors”)), directly or indirectly, any of the Principal Facility Documents or information furnished thereunder, or the Investment Documents or information furnished thereunder (the “Transaction”) and will use all reasonable efforts to have all such information kept confidential (consistent with its own practices) and not used in any way known to such party to be detrimental to any of the others; provided that (i) any such party and its advisors may use, retain and disclose any such information to its special counsel and public accountants or any Governmental Authority, (ii) any such party and its advisors may use, retain and disclose any such information that has been publicly disclosed (other than by such party or any Affiliate thereof or any of its advisors in breach of this Section 7.17(a)) or has rightfully come into the possession of such party or any Affiliate thereof or any of its advisors other than from another party hereto or a Person acting on such other party’s behalf, (iii) to the extent that any such party or any Affiliate thereof or its advisors is required or requested to disclose any such information as a result of any Applicable Law or may have received a subpoena or other written demand under color of legal right for such information, such party or such Affiliate or advisor may disclose such information, but such party shall first, as soon as practicable upon receipt of such demand or request, furnish a copy thereof to the other parties and, if practicable so long as such party shall not be in violation of such subpoena, demand or request or likely to become liable to any penalty or sanctions thereunder, afford the other parties reasonable opportunity, at any other party’s cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (iv) any such party and its advisors may disclose any such information to lenders, potential lenders or other Persons providing financing to the Facility Entities or any member in any Facility Entity, if such Persons have agreed to abide by the terms of this Section 7.17(a), (v) any such party and its advisors may disclose any such information and make such filings, as may be required by this Agreement, the other Investment Documents or the Principal Facility Documents, (vi) any such party and its Affiliates and advisors may disclose information relating to the Facilities (but not information relating to a member’s equity investment in any Facility Entity) to lenders, potential lenders or other Persons providing financing to any Person developing or proposing to develop the remaining phases of the Facilities and potential purchasers of Membership Interests in such Person if such Persons have agreed to the terms of this Section 7.17(a) and (vii) any such party which is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its investment portfolio. Notwithstanding anything herein to the contrary, a Party may disclose information to its Affiliates and other advisors in accordance with this Agreement if such Persons have agreed with the other Parties in writing to the terms of this Section 7.17(a) and, additionally, the Bloom Member and any of its Affiliates (including entities that become Affiliates subsequent to the date hereof) may use any operational data with respect to the Facilities for the purpose of researching, analyzing, designing, improving, developing, manufacturing, installing, modifying or operating other fuel cell-powered electric generating facilities, whether similar to or different from the Facilities.

(b) Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the tax treatment or tax structure of the Transaction and each party hereto (and any employee, representative, or agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all other materials of any kind (including opinions or other tax analyses) that are provided to any party hereto to the extent relating to such tax treatment and tax structure (all such information that may be so disclosed hereunder is hereinafter referred to as the “Tax Information”). For purposes of this Section 7.17(b), the Tax Information includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the Transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any of the Facility Entities, any member (or potential member) of the Facility Entities, or any other third parties involved in any of the Transaction or any other potential transactions with any of the foregoing. However, any Tax Information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. This Section 7.17(b) is intended to prevent such an investment in the Facility Entities from being treated as “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code Sections 6011, 6111 and 6112 (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22) and shall be construed in a manner consistent with such purpose.

7.18 Further Assurances.

(a) Each Party hereto covenants and agrees promptly to execute, deliver, file, or record such agreements, instruments, certificates and other documents and to do and perform such other and further acts and things as any other Party hereto may reasonably request or as may otherwise be necessary or proper to consummate the transactions contemplated hereby and to carry out the provisions of this Agreement.

(b) Each Party hereto covenants and agrees to promptly deliver the information requested by any other Party in order to allow such party to comply with the Patriot Act, including, without limitation, the names, addresses and other information that will allow the requesting Party to identify the other Party in accordance with the requirements of the Patriot Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Capital Contribution Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first set forth above.

[ ]

By:
Name:
Title:

CLEAN TECHNOLOGIES 2015, LLC

By:
Name:
Title:

SCHEDULE 3.4

Outside Assets and Liabilities

Energy Services and License Agreement, dated as of December 17, 2014, between the Company and [***] (as amended, amended and restated, modified or otherwise supplemented from time to time).

Assignment and Assumption Agreement, dated as of December 17, 2014, by and among 2013B ESA Project Company, LLC and the Company (as amended, amended and restated, modified or otherwise supplemented from time to time).

[***] Confidential Treatment Requested

SCHEDULE 3.16

Environmental Conditions

The “South Campus Site” (as defined in the [***] ESA), on which several Systems are to be installed pursuant to the [***] ESA, is known to contain Hazardous Materials in soil, soil gas, and groundwater, which are being monitored and remediated by the owner and former owner of the South Campus Site.

[***] Confidential Treatment Requested

SCHEDULE 3.20

Affiliate Transactions

(terms as defined in this Agreement, unless noted otherwise)

1.	PUMA

2.	Company ASA

3.	Facility Company ASA

4.	Facility Company LLC Agreement

SCHEDULE 3.22

Insurance Requirements1

[Terms used in this Schedule 3.22 that are not defined in this Agreement shall have the meaning assigned to such terms in the Credit Agreement.]

The Borrower shall, without cost to the Secured Parties, obtain and maintain or cause to be obtained and maintained in full force and effect the insurance policies as required in this Schedule.

In each case the policies must be with insurance carriers with a rating of at least A- and a financial size category of at least X by A.M. Best or A by S&P or otherwise reasonably acceptable to the Required Lenders.

The policies specified in Appendix 1 of this Schedule shall be in full force and effect at all times on and after the Closing Date or at such later inception date as is permitted by Appendix 1 to this Schedule until termination of the Credit Documents subject to renewal no more frequently than annually.

At no time shall there be any gap in cover.

The policy limits and cover of the insurances required in this schedule shall be sufficient to satisfy the requirements set forth in the Project Documents, but in no event less than the limits and coverage provisions set forth in Appendix 1 herein. The obligation to verify that the insurances carried by the Borrower meet the requirements of the Project Documents shall rest solely with the Borrower.

The Borrower shall not violate or permit to be violated any condition, provision or requirement of any insurance policy required by this Schedule, and the Borrower shall perform, satisfy and comply with all conditions, provisions and requirements of all insurance policies.

The Borrower hereby waives any and every claim for recovery against the Secured Parties or their directors, officers and employees and agents for any and all loss or damage covered by any insurance policies to be maintained under this Schedule to the extent such loss or damage is recovered under any such policy.

All policies of insurance required to be maintained pursuant to this Schedule, other than cover required by law, shall be endorsed such that if at any time they are cancelled, lapsed, terminated or suspended (by any party including the insuring parties), such cancellation, lapse, termination or suspension shall not become effective until at least 30 days after receipt by the Collateral Agent from such insurer of such cancellation, lapse, termination or suspension, except for non-payment of premium for which the required written notice shall be 10 days. In addition to this requirement, the Borrower shall inform the Administrative Agent and each of the Lenders

[1]

[Subject to Insurance Advisor review; Schedule 3.22 based on that attached to the draft insurance Advisor’s report, dated as of June 22, 2015. Please note that the Insurance Advisor Report attaches this Schedule 3.22 in Section 7 of such report and does not replace this Schedule.]

as soon a reasonably possible if it becomes aware of and such cancellation, lapse, termination or suspension or of any reasonable prospect of such and shall further requite its broker to do the same.

All policies of insurance required to be maintained pursuant to this Schedule except workers’ compensation and employer’s liability shall provide:

•	Additional Insured status for the Collateral Agent and each of the other [Secured Parties, the Sponsors][2] and in the case of liability policies only also their respective affiliates, directors, officers, employees and agents (collectively, the “Additional Insureds”). This requirement shall not apply to any professional indemnity policy.

•	Waivers of subrogation from the insurers in favor of the Additional Insureds.

•	Policies shall either (a) be non-cancellable except for non-payment of premium with at least 10 days written notice of such to each of the Secured Parties; or (b) have cancellation/non-payment provisions in accordance with the provisions of this Schedule.

•	Each Lender, the Administrative Agent or the Collateral Agent, on behalf of the Secured Parties, will have the right but not the obligation to pay premiums on behalf of the Borrower in case of non-payment.

•	Policies shall be unaffected by any bankruptcy or foreclosure relating to the Borrower or the Project.

•	Insurance shall be primary and not excess to or contributing with any other insurance or self-insurance maintained by the Borrower or the Additional Insureds. However, policies can act in excess of underlying policies and any policies provided by contractors in accordance with the requirements of this Schedule.

•	The Borrower shall ensure that no Insurer of a policy required in accordance with the terms of this Schedule shall permit the first named insured under such policy to reduce limits or cover or degrade terms and conditions without the prior written approval of the Required Lenders.

•	The Additional Insureds shall have no obligations whatsoever including but not limited to no obligation to pay premium and no obligation to pay deductibles.

•	Policy limits shall act in excess of deductibles including the indemnity period for time element insurance which shall act in excess of the delay deductible for such insurance.

•	Insurer costs and expenses including any associated with claims including claims adjustment are for the account of the relevant insurer and further will not be deducted from policy limits or sublimits.

[2]	[NTD: To be confirmed following correction to the definition of Sponsors in the Credit Agreement.]

•	In addition, all property policies including marine cargo (if applicable) and further including any time element insurance shall provide:

•	That the Collateral Agent for the benefit of the Secured Parties shall be sole loss payee of any amounts payable under the policies in relation to the Borrower and the Project.

•	A non-vitiation clause in the form of a multiple insured clause where commercially available, or at least in a form consistent with Lenders Loss Payable 438 BFU.

•	Cover for accidental errors and omissions with, to the extent available on commercially reasonable terms, with no sublimit applied or otherwise a sublimit acceptable to the Collateral Agent acting reasonably.

•	Replacement cost, new for old, with no deduction of any kind including no coinsurance provision or a waiver thereof and no allowance for depreciation (accounting or otherwise), obsolescence or loss of value over time other than in a total constructive loss or other scenario where repair/replacement does not follow loss.

•	An advance or partial payment endorsement.

•	A clause requiring the insurer to make final payment on any claim within thirty days after the submission of proof of loss and its acceptance by the insurer.

•	Except for marine transit policies, a LEG2 exclusion or similar endorsement with no sublimit applied.

In addition, all liability policies except workers’ compensation and employer’s liability shall provide:

•	Severability.

•	Cross liability with no insured or additional insured excluded.

The above requirements shall be referred to as the “Required Lender Provisions”. The Required Lender Provisions can be provided either as endorsements to or in the main body of the relevant policy. All policies that replace or renew policies shall contain provisions, including limits, sublimits, deductibles, exclusions and the Required Lender Provisions, that are, mutatis mutandis, in all material regards at least the same as those in place at the Closing Date or, if later, the date of first inception of such policy cover, except in relation to risks where exposure no longer exists or where a better level of cover is provided or which would be required in accordance with the provisions of this Schedule.

The Borrower shall provide the Administrative Agent and each of the Secured Parties as soon as reasonably possible prior to financial close, and at least 10 days prior to any subsequent policy inception or renewal, a certificate of pre-agreed format from:

Each placing broker confirming:

•	Summary policy terms in the pre-agreed format.

•	That all policies required by this schedule are in full force and effect.

•	All insurance premiums that are due and payable have been paid in full with no premium overdue.

There shall be appended to such certificate or letter of undertaking insurance certificates for each policy required by this Schedule listing the major sublimits (to be agreed) and confirming that all required endorsements that apply to such policy are in place.

•	The Insurance Advisor confirming that:

•	The insurance provided complies with the requirements of this Agreement including this Schedule and further complies with the requirements of the Borrower in the Project Documents.

•	That the undertakings made by each placing broker conform to the requirements of prudent industry practice.

The Collateral Agent may, at its sole discretion, waive the requirement for a certificate from the Insurance Advisor at policy replacement/renewal without requiring the approval of the Lenders or the Required Lenders.

The insurance provided by the Borrower shall be at least that evidenced in any certificates or other evidence provided by or on behalf of the Borrower.

Any of the requirements of this Schedule can be satisfied by single or by combined policies. However, as would be deemed necessary in accordance with prudent industry practice, a joint loss agreement will be required and included as part of the respective policies (for example, if there were separate marine transit and builders all-risk policies, then a 50:50 clause would be required).

If in the opinion of the Borrower, acting reasonably, any insurance, including the terms and conditions, required endorsements and limits or deductibles thereof, hereby required by this Schedule to be maintained, other than insurance required to be maintained by law which shall be maintained at all times, shall not be available on commercially reasonable terms in the commercial insurance market, the Borrower shall promptly inform the Collateral Agent and each of the Lenders of such purported unavailability and the Borrower shall seek a waiver from the Required Lenders in relation to such purported unavailability in which case the Required Lenders, acting after consultation with the Insurance Advisor, shall not unreasonably withhold agreement to waive such requirement to the extent the maintenance thereof is not so available. The granting by the Required Lenders of any such waiver is conditional on: (i) the Borrower first requesting such waiver in writing, which request shall be accompanied by written reports prepared by the Borrower and its placing broker certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for projects of similar type and capacity and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available, and explaining in detail the basis for such conclusions and the form and substance of such reports to be reasonably acceptable to the Required Lenders after consultation with the Insurance Advisor; (ii) at any time after the granting of any such waiver, any Secured Party may request, and the Borrower shall furnish to each Secured Party within fifteen (15) days after such request, supplemental reports reasonably acceptable to the Required Lenders updating the prior reports and reaffirming such conclusion; (iii) any such waiver granted by the Required Lenders can amend, to the extent reasonably required to mitigate any increased risks created by the absence of insurance cover that is the subject of the waiver, any of the terms of this Schedule and this Agreement; (iv) any Lender may require the Borrower to obtain the best available insurance comparable to the requirements of this Schedule on commercially reasonable terms then available in the commercial insurance market (as determined by the Insurance Advisor); and (v) such waiver shall be effective only so long as such insurance shall not be available on commercially reasonable terms in the commercial insurance market (as determined by the Insurance Advisor) it being understood that the failure of the Borrower to furnish any supplemental reports shall be deemed to be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence.

Any failure on the part of any Secured Party to pursue or obtain the evidence of insurance required by this Schedule from the Borrower and/or failure to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Schedule.

Each liability insurance policy required pursuant to this Schedule that is permitted to be written on a “claims made” basis shall provide (a) a retroactive date (as such term is specified in each of such policies) that is no later than the Closing Date and (b) each time any policy written on a “claims made” basis is not renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain and maintain, or cause to be obtained or maintained, for each such policy or policies the broadest extended reporting period coverage, or “tail”, reasonably available in the commercial insurance market for each such policy or policies but in no case less than three (3) years. The Borrower may satisfy the requirements of this Section by obtaining “prior acts” coverage from a subsequent insurance carrier on terms acceptable to the Collateral Agent, acting reasonably.

All property insurance including marine cargo and any time element insurance shall not include any annual or term aggregate limits or sublimits except for the perils of windstorm, flood, earth movement, unintentional errors & omissions in reporting and land and water decontamination but only to the extent permitted in Appendix 1 to this Schedule. Liability policies may have general aggregate limits in accordance with prudent insurance market practice.

All insurance policies required to be maintained pursuant to this Schedule shall contain terms and conditions reasonably acceptable to the Required Lenders following consultation with the Insurance Advisor.

In the event that at any time the insurance as herein provided or as evidenced shall be reduced or cease to be maintained, then (without limiting the rights of any Secured Party hereunder in respect of the Event of Default which arises as a result of such failure) any Secured

Party, upon ten (10) Business Days’ prior written notice (unless such insurance coverage would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced for such purpose shall become an additional obligation of the Borrower to the Secured Parties that provided such funding, and the Borrower shall forthwith pay such amounts, together with interest on such amounts at the applicable Default Rate from the date so advanced.

The Required Lenders can, acting reasonably, require such additional cover to be provided as is required to conform to prudent industry practice.

The Required Lenders shall have the option to be present and/or to send representatives during meetings and/or negotiations with insurers of any loss settlement in relation to the Borrower or the Project regarding (a) total constructive loss or any scenario in which repair/replacement will not follow loss, (b) any circumstance involving a claim in relation to an event or series of events which has or could be reasonably expected to lead to a Default. Neither the Borrower nor any of its Affiliates shall be permitted to settle any such claim with an insurer without the approval of the Required Lenders to the agreed settlement.

Each Lender may, pursuant to its rights and obligations under this Agreement and this Schedule and the provisions therein, consult with the Insurance Advisor and require reports, compliance certificates and other work product from the Insurance Advisor.

Terms used in this Schedule, unless otherwise specifically defined, shall have the meaning normally ascribed to them in accordance with prudent industry practice in relation to a project similar in type and jurisdiction as the Project.

APPENDIX 1

The provisions of this Appendix 1 to Schedule 3.22 shall be subject to all of the terms and conditions of this Agreement and Schedule 3.22.

a.	Property and Business Interruption Insurance

“All-Risk” property form, as such term is used in the insurance industry, including coverage for the perils of flood, earthquake, hail, lightning, strike, riot and civil commotion, vandalism and malicious mischief. Such policy shall insure all real and personal property of the Borrower whether at a fixed (including non-owned location for off-Site repair or refurbishment), off-Site storage or a warehouse location or while in the course of inland or ocean transit (as the case may be), for an amount of not less than the greater of (a) [***] of the current aggregate replacement cost of the Project.

The policy shall provide cover in accordance with this Schedule 3.22 for each System from the time no later than the time of delivery to the Borrower in accordance with the terms of the PUMA or such earlier time that the Borrower has risk of loss. This cover shall include cover for installation, testing including hot testing and commissioning sufficient to cover planned testing and commissioning activities and any likely over-run of such activities.

Sub-limits are permitted with respect to the following perils:

•	For earthquake and flood a separate aggregate limit for each as commercially available but in no event less than [***];

•	Unintentional Errors & Omissions, aggregated limit as commercially available but in no event less than [***];

•	such other coverages customarily sub-limited and/or aggregated or restricted in reasonable amounts consistent with current industry practice, including without limitation, extra expense, debris removal, on site pollutant cleanup (resulting from a covered peril) and other perils normally sub-limited.

Such policy shall include: (a) an automatic reinstatement of limits following each loss except for those perils normally aggregated (including the perils of earthquake, named windstorm, pollution cleanup and flood), (b) replacement cost valuation with no deduction for depreciation and no coinsurance clauses (or a waiver thereof).

Business Interruption insurance triggered by any and all losses covered for property damage subject to such additional exclusions as are customary for time element insurance shall be provided for not less than [***] projected covered revenue loss less non-recurrent costs and for an indemnity period of not less than [***] for example:

a)	if the main policy limit for property damage is [***] of the total portfolio replacement cost; then

b)	the limit for business interruption shall be at least [***] of annual revenues for the portfolio over a [***] indemnity period.

[***] Confidential Treatment Requested

Contingent business interruption shall be provided in accordance with prudent industry practice, minimum [***].

Such policy may have per occurrence deductibles of not greater than [***] for all perils except (a) [***] percent [***] of the value of property damaged by either earthquake or flood subject to a minimum of up to [***]; and (b) [***] days for Business Interruption.

b.	Marine Cargo and Marine Business Interruption Insurance

To the extent a material exposure exists, transit coverage, either included in a property policy or under a separate policy (including air, land and ocean cargo, as applicable) on an “all-risk” basis and a “warehouse to warehouse” basis with a per occurrence limit equal to not less than 110% of the value including transit and insurance of such shipment involving Project or any other Collateral assets to or from any storage site or the Project site at all times for which the Borrower has accepted risk of loss or has responsibility for providing insurance. Coverage shall include loading and unloading, temporary storage (as applicable). Coverage shall be maintained in accordance with prudent industry practice in all regards with per occurrence deductibles of not more than [***] for physical damage and other terms and conditions acceptable to the Lenders and the [Sponsors]3 in consultation with the Insurance Advisor.

Marine Business Interruption insurance shall be attached to the Marine Cargo policy providing equivalent cover, mutatis mutandis, to the Business Interruption cover attached to the All Risk Property policy in accordance with the terms of this Schedule.

c.	General Liability

A limit of [***] per occurrence and in the aggregate shall be provided for:

•	Property damage, death and injury (including mental injury).

•	Broad form property damage.

•	Blanket contractual.

•	Products/completed operations

•	Advertising injury

•	XCU

Deductibles shall be the best commercially available in accordance with prudent industry practice.

[3]	[NTD: To be confirmed following correction to the definition of Sponsors in the Credit Agreement.]

[***] Confidential Treatment Requested

d.	Automobile Liability

Automobile liability insurance, to the extent exposure exists, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with a combined single limit of no less than [***] per accident with respect to bodily injury, property damage or death. Deductibles shall be the best commercially available in accordance with prudent industry practice.

e.	Workers’ Compensation and Employer’s Liability

If the Borrower has employees, workers’ compensation insurance in compliance with statutory requirements and employer’s liability insurance, to the extent exposure exists, with a limit of not less than [***] per accident, per employee and per disease including such other forms of insurance that the Borrower is required by law to provide for the Project, all other states’ endorsement and, to the extent any exposure exists, coverage with respect to the USL&H Act and Jones Act, covering loss resulting from bodily injury, sickness, disability or death of the employees of the Borrower. Deductibles shall be the best commercially available in accordance with prudent industry practice.

f.	Pollution Liability

Pollution liability insurance for liability arising out of property damage or bodily injury to third parties as a result of sudden and accidental pollution including the cost of on-site and off-site clean up in an amount not less than [***] per occurrence and in the aggregate. Deductibles shall be the best commercially available in accordance with prudent industry practice.

g.	Umbrella Liability Insurance

An aggregate limit of [***] ([***], if so required by any Project Document) shall be attached and in excess of the underlying general liability, automobile liability, employer’s liability policies on a following form basis with drop down provisions.

h.	Errors and Omissions Liability

Errors and omissions insurance for liability arising out of property damage or bodily injury to third parties as a result of prototype manufacturing errors and omissions liability [***] per glitch and in the aggregate. Deductibles shall be the best commercially available in accordance with prudent industry practice.

i.	Directors & Officers Insurance

Directors & Officers insurance, including Employment Practices (if employees) in an amount not less than [***] on industry standard policy forms subject to a retention not to exceed [***]. This requirement may be satisfied by a corporate policy.

[***] Confidential Treatment Requested

EXHIBIT A

Contribution Amounts

Bloom Member Contribution: [***]

Investor Contribution: [***]

[***] Confidential Treatment Requested

EXHIBIT B

Base Case Model

[To be provided.]

EXHIBIT C

“Knowledge” Persons

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***] Confidential Treatment Requested

EXHIBIT D

Form of Company LLC Agreement

EXHIBIT E

Form of Independent Engineer Use of Work Product Agreement

EXHIBIT F

[reserved]

EXHIBIT G

[reserved]

EXHIBIT H-1

Form of Officer’s Certificate – Section 6.2(j)

CLEAN TECHNOLOGIES 2015, LLC

[Date]

Officer’s Certificate

This Certificate is given on behalf of Clean Technologies 2015, LLC, a Delaware limited liability company (“Bloom Member”), pursuant to Section 6.2(j) of the Equity Capital Contribution Agreement (the “ECCA”), dated as of [            ], 2015, by and between the Investor and the Bloom Member, with respect to the anticipated Funding Date to occur on or about             ,     , 201   (the “Anticipated Funding Date”). All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the ECCA.

The undersigned, being a duly appointed officer of Bloom Member does hereby certify that he is duly authorized to certify and does hereby certify on behalf of Bloom Member as follows:

1. Each of the conditions set forth in Sections 6.2(d)-(h), 6.2(m) and 6.2(t)-(x) of the ECCA has been satisfied as of the date set forth above and, to the knowledge of the undersigned, will be satisfied as of the Anticipated Funding Date.

2. With respect to Section 6.2(o) of the ECCA (check one):

     There have been, and to the knowledge of the undersigned as of the Anticipated Funding Date will be, no amendments to any of the Financing Documents.

or

     There have been amendments to the Financing Documents and Bloom Member has provided Investor with fully executed copies of such amendments.

3. All amounts payable as of the Anticipated Funding Date to the Bloom Energy Corporation, a Delaware corporation, in its capacity as the “Seller” pursuant to the PUMA have been paid or shall be paid with the proceeds of the Investor Contribution, the Bloom Member Contribution and the advances pursuant to the Credit Agreement to be made as of the Anticipated Funding Date.

4. The insurance policies described in Schedule 3.22 of the ECCA remain in full force and effect, and all insurance premiums that are due and payable have been paid in full with no premium overdue, and to the knowledge of the undersigned, the insurance policies will remain in full force and effect as of the Anticipated Funding Date.

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IN WITNESS WHEREOF, the undersigned has hereunto signed his name on behalf of Bloom Member as of the date first set forth above.

CLEAN TECHNOLOGIES 2015, LLC

By:
Name:	Bill Brockenborough
Title:	Vice President

EXHIBIT H-2

Form of Officer’s Certificate – Section 6.2(j)

CLEAN TECHNOLOGIES 2015, LLC

[Funding Date]

Officer’s Certificate

This Certificate is given on behalf of Clean Technologies 2015, LLC, a Delaware limited liability company (“Bloom Member”), pursuant to Section 6.2(j) of the Equity Capital Contribution Agreement (the “ECCA”), dated as of [            ], 2015, by and between the Investor and the Bloom Member. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the ECCA.

The undersigned, being a duly appointed officer of Bloom Member does hereby certify that he is duly authorized to certify and does hereby certify on behalf of Bloom Member as follows:

1. Each of the conditions set forth in Sections 6.2(d)-(h), 6.2(m) and 6.2(t)-(x) of the ECCA has been satisfied as of the date set forth above.

2. With respect to Section 6.2(o) of the ECCA (check one):

     There have been, and to the knowledge of the undersigned as of the Anticipated Funding Date will be, no amendments to any of the Financing Documents.

or

     There have been amendments to the Financing Documents and Bloom Member has provided Investor with fully executed copies of such amendments.

3. All amounts payable as of the date set forth above to the Bloom Energy Corporation, a Delaware corporation, in its capacity as the “Seller” pursuant to the PUMA have been paid or shall be paid with the proceeds of the Investor Contribution, the Bloom Member Contribution and the advances pursuant to the Credit Agreement to be made as of the date set forth above.

4. The insurance policies described in Schedule 3.22 of the ECCA remain in full force and effect, and all insurance premiums that are due and payable have been paid in full with no premium overdue.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name on behalf of Bloom Member as of the date first set forth above.

CLEAN TECHNOLOGIES 2015, LLC

By:
Name:	Bill Brockenborough
Title:	Vice President

EXHIBIT I-1

Form of Officer’s Certificate – Section 6.2(n)

CLEAN TECHNOLOGIES 2015, LLC

[Date]

Officer’s Certificate

This Certificate is given on behalf of Clean Technologies 2015, LLC, a Delaware limited liability company (“Bloom Member”), pursuant to Section 6.2(n) of the Equity Capital Contribution Agreement (the “ECCA”), dated as of [            ], 2015, by and between the Investor and Bloom Member in connection with the Funding to be made on or about [                  , 201  ] (the “Anticipated Funding Date”). All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the ECCA.

The undersigned, being a duly appointed officer of Bloom Member does hereby certify that he is duly authorized to certify and does hereby certify on behalf of Bloom Member, in each case, as of the date hereof as follows with respect to the Tranche as to which the Funding occurring on or about the date hereof pertains:

1. The Facility Funding Conditions are satisfied as of the date hereof and, to the knowledge of the undersigned, will be satisfied as of the Anticipated Funding Date with respect to each Facility in such Tranche for which the Initial Investor Contribution is to be made on such Anticipated Funding Date and the Continued Funding Conditions are satisfied as of the date hereof and, to the knowledge of the undersigned, will be satisfied as of the Anticipated Funding Date with respect to each Facility in such Tranche for which the Initial Investor Contribution has already been made;

2. Attached to this Certificate as Annex A is a true, correct and complete list setting forth the Facilities included in such Tranche.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name on behalf of Bloom Member as of the date first set forth above.

CLEAN TECHNOLOGIES 2015, LLC

By:
Name:	Bill Brockenborough
Title:	Vice President

Annex A to

Bloom Member Officer’s Certificate

Facilities

EXHIBIT I-2

Form of Officer’s Certificate – Section 6.2(n)

CLEAN TECHNOLOGIES 2015, LLC

[Funding Date]

Officer’s Certificate

This Certificate is given on behalf of Clean Technologies 2015, LLC, a Delaware limited liability company (“Bloom Member”), pursuant to Section 6.2(n) of the Equity Capital Contribution Agreement (the “ECCA”), dated as of [            ], 2015, by and between the Investor and Bloom Member. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the ECCA.

The undersigned, being a duly appointed officer of Bloom Member does hereby certify that he is duly authorized to certify and does hereby certify on behalf of Bloom Member, in each case, as of the date hereof as follows with respect to the Tranche as to which the Funding occurring on or about the date hereof pertains:

1. The Facility Funding Conditions are satisfied as of the Funding Date with respect to each Facility in such Tranche for which the Initial Investor Contribution is to be made on the date hereof and the Continued Funding Conditions are satisfied as of the Funding Date with respect to each Facility in such Tranche for which the Initial Investor Contribution has already been made;

2. Attached to this Certificate as Annex A is a true, correct and complete list setting forth the Facilities included in such Tranche.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name on behalf of Bloom Member as of the date first set forth above.

CLEAN TECHNOLOGIES 2015, LLC

By:
Name:	Bill Brockenborough
Title:	Vice President

Annex A to

Bloom Member Officer’s Certificate

Facilities